                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       ASSOCIATED MATERIALS INCORPORATED

                                       AT

                      $50.00 NET PER SHARE OF COMMON STOCK

                                       BY

                            SIMON ACQUISITION CORP.

                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                       ASSOCIATED MATERIALS HOLDINGS INC.

                 (FORMERLY KNOWN AS HARVEST/AMI HOLDINGS INC.)

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, APRIL 18, 2002, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK (THE "COMMON STOCK"), PAR VALUE $0.0025 PER SHARE, OF ASSOCIATED MATERIALS INCORPORATED (THE "COMPANY") (TOGETHER WITH ANY SHARES OF COMMON STOCK OWNED BY ASSOCIATED MATERIALS HOLDINGS INC. ("PARENT"), SIMON ACQUISITION CORP. (THE "PURCHASER") OR ANY OF THEIR RESPECTIVE SUBSIDIARIES ON THE PURCHASE DATE) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK ISSUED AND OUTSTANDING ON A FULLY DILUTED BASIS, EXCLUDING TREASURY SHARES, BUT INCLUDING THE SHARES OF COMMON STOCK THAT THE COMPANY IS REQUIRED TO ISSUE PURSUANT TO ITS OPTION PLAN OR OTHERWISE, WHETHER OR NOT VESTED OR THEN EXERCISABLE, AT THE PURCHASE DATE, (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, PRIOR TO THE EXPIRATION OF THE OFFER, AS DESCRIBED IN SECTION 15 -- "CERTAIN LEGAL MATTERS; REGULATORY APPROVALS" AND (3) THE RECEIPT BY THE PURCHASER OF DEBT FINANCING AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF MARCH 16, 2002, BY AND AMONG HOLDINGS, THE PURCHASER AND THE COMPANY. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14 -- "CONDITIONS OF THE OFFER."

THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO THE MERGER AGREEMENT. SEE SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS."

PARENT AND THE PURCHASER HAVE ALSO ENTERED INTO A TENDER AND VOTING AGREEMENT (THE "TENDER AGREEMENT"), DATED AS OF MARCH 16, 2002, WITH WILLIAM W. WINSPEAR (THE "STOCKHOLDER") WHO BENEFICIALLY OWNS, IN THE AGGREGATE, 3,097,242 SHARES OF COMMON STOCK. THE SHARES OF COMMON STOCK OVER WHICH THE STOCKHOLDER HAS BENEFICIAL OWNERSHIP REPRESENT APPROXIMATELY 42% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS. THE STOCKHOLDER HAS AGREED TO TENDER IN THE OFFER SUCH SHARES OF COMMON STOCK AND VOTE THAT PORTION OF SUCH SHARES OF COMMON STOCK WHICH HE IS ENTITLED TO VOTE IN FAVOR OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. SEE SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS."

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER (THE "MERGER") OF THE PURCHASER WITH AND INTO THE COMPANY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND HOLDERS (THE "HOLDERS") OF SHARES OF COMMON STOCK AND DECLARED THAT THE OFFER AND THE MERGER ARE ADVISABLE, (II) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, (III) APPROVED THE TENDER AGREEMENT FOR PURPOSES OF DELAWARE LAW, AND (IV) RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

                             ---------------------

                      The Dealer Manager for the Offer is:

                                  UBS WARBURG

              The date of this Offer to Purchase is March 22, 2002

                                   IMPORTANT

Any Holder desiring to tender all or any portion of the shares of Common Stock owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Common Stock and any other required documents, to The Bank of New York, as Depositary, (ii) tender such shares of Common Stock and cause the Letter of Transmittal to be delivered by means of an Agent's Message, pursuant to the procedures for book-entry transfer set forth in Section
3 -- "Procedures for Tendering Shares of Common Stock" or (iii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such shares of Common Stock.

Any Holder who desires to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section
3 -- "Procedures for Tendering Shares of Common Stock."

Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    6
THE TENDER OFFER............................................    9
  1.  Terms of the Offer....................................    9
  2.  Acceptance for Payment and Payment for Shares of
      Common Stock..........................................   11
  3.  Procedures for Tendering Shares of Common Stock.......   13
  4.  Withdrawal Rights.....................................   15
  5.  Certain United States Federal Income Tax
      Consequences..........................................   16
  6.  Price Range of Shares of Common Stock.................   17
  7.  Certain Information Concerning the Company............   18
  8.  Certain Information Concerning the HP Funds, Parent
      and the Purchaser.....................................   24
  9.  Source and Amount of Funds............................   25
  10. Background of the Offer...............................   30
  11. Purpose of the Offer; Plans for the Company; Certain
      Agreements............................................   31
  12. Dividends and Distributions...........................   49
  13. Effect of the Offer on the Market for the Shares of
      Common Stock; Exchange Act Registration...............   50
  14. Conditions of the Offer...............................   51
  15. Certain Legal Matters; Regulatory Approvals...........   52
  16. Fees and Expenses.....................................   55
  17. Miscellaneous.........................................   56

SCHEDULE I  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
            OF SIMON ACQUISITION CORP. AND ASSOCIATED MATERIALS HOLDINGS
            INC.; GENERAL PARTNERS OF HARVEST PARTNERS III, L.P.,
            HARVEST PARTNERS III BETEILIGUNGSGESELLSCHAFT BURGERLICHEN
            RECHTS (MIT HAFTUNGSBESCHRANKUNG), HARVEST PARTNERS IV, L.P.
            AND HARVEST PARTNERS IV GMBH & CO. KG; AND THE MEMBERS OF
            HARVEST ASSOCIATES III, LLC AND HARVEST ASSOCIATES IV, LLC

                               SUMMARY TERM SHEET

Simon Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Associated Materials Incorporated for $50.00 per share, net to the seller in cash, without any interest. The following are some of the questions you, as a stockholder of Associated Materials Incorporated, may have and answers to those questions.

WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL BECAUSE THE INFORMATION IN THIS SUMMARY TERM SHEET DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE TENDERING YOUR SHARES OF COMMON STOCK. ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

- WHO IS OFFERING TO BUY MY SHARES?

We are Simon Acquisition Corp., a Delaware corporation formed for the purpose of making this offer. We are a direct wholly owned subsidiary of Associated Materials Holdings Inc., a Delaware corporation ("Holdings"). We and Holdings are both newly formed Delaware corporations and have not conducted any business other than in connection with the offer and the merger agreement described below. The outstanding capital stock of Holdings is currently owned by Harvest Partners IV, L.P., ("HP IV"), a private equity fund. Prior to the successful completion of the offer, the outstanding capital stock of Holdings will also be held by other institutional investors, including other private equity funds affiliated with HP IV and the limited partners of those funds. HP IV and the other private equity funds affiliated with it will control Holdings by virtue of their ability to designate a majority of the Board of Directors of Holdings. See
Section 8 -- "Certain Information Concerning the HP Funds, Parent and the Purchaser" in this Offer to Purchase. We are making the offer pursuant to a merger agreement, dated March 16, 2002, among us, Holdings and Associated Materials. The merger of Simon Acquisition Corp. with and into Associated Materials is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement.

- HAVE ASSOCIATED MATERIALS' PRINCIPAL STOCKHOLDERS AGREED TO SELL THEIR SHARES?

Mr. William W. Winspear has agreed, pursuant to a tender and voting agreement, dated March 16, 2002, among Holdings, us and Mr. Winspear, to tender to us in the offer all of the shares of common stock over which he has beneficial ownership and vote the shares of common stock which he is entitled to vote in favor of the transactions contemplated by the merger agreement. The shares of common stock over which he has beneficial ownership represent approximately 42% of the issued and outstanding shares of common stock on a fully diluted basis. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements" in this Offer to Purchase.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase all of the outstanding shares of common stock of Associated Materials. See the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

We are offering to pay $50.00 per share, net to you, in cash, without any interest. If you are the record owner of your shares of common stock and you tender your shares of common stock to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares of common stock through a broker or other nominee, and your broker tenders your shares of common stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

We will require approximately $462 million to consummate the offer, the merger and the refinancing of certain existing indebtedness of Associated Materials and to pay related fees and expenses. We will be provided with approximately $162 million by our parent company, Holdings, through capital contributions. Holdings intends to obtain these funds from the sale of equity interests in Holdings to identified institutional investors, including HP IV, other private equity funds affiliated with HP IV and the limited partners of those funds. HP IV and the other private equity funds affiliated with it will control Holdings by virtue of their ability to designate a majority of the Board of Directors of Holdings. See
Section 8 -- "Certain Information Concerning the HP Funds, Parent and the Purchaser" in this Offer to Purchase. Certain lenders have committed to provide Holdings with the remaining $300 million in financing, subject to certain conditions. The offer is conditioned upon the receipt of financing. See Section 9 -- "Source and Amount of Funds" in this Offer to Purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not believe our financial condition is relevant to your decision whether to tender shares of common stock and accept the offer because:

     - the offer is being made for all outstanding shares of common stock, solely for cash,

     - the form of payment that you will receive consists solely of cash and if you tender into the offer and receive payment for your shares of common stock, you will have no continuing equity interest in Associated Materials,

     - both we and Holdings have been formed solely for the purpose of acquiring shares of common stock and there is no relevant historical financial information available with respect to either us or Holdings,

     - one of the conditions to the offer is receipt of financing to complete the offer, and

     - if we consummate the offer, we will acquire all remaining shares of common stock for the same cash price in the merger of Simon Acquisition Corp. with and into Associated Materials.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have until 12:00 midnight, New York City time, on Thursday, April 18, 2002, to decide whether to tender your shares of common stock in the offer, unless the offer is extended pursuant to the terms of the merger agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section
1 -- "Terms of the Offer" in this Offer to Purchase and Section 3 -- "Procedures for Tendering Shares of Common Stock" in this Offer to Purchase. In addition, if we decide to include a subsequent offering period in the offer as described under Section 1 -- "Terms of the Offer," you will have an additional opportunity to tender your shares of common stock.

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Yes. Subject to the terms of the merger agreement, we have agreed with Associated Materials that we may and, at Associated Materials' request, we must, extend the offer (i) if at the time the offer is then scheduled to expire, including at the end of any earlier extension, any condition to the offer is not satisfied or waived and (ii) for any period required by the rules of the Securities and Exchange Commission applicable to the offer. However, without the consent of Associated Materials, we may not extend the expiration date beyond May 16, 2002. See Section 1 -- "Terms of the Offer" in this Offer to Purchase.

- WHAT IS A SUBSEQUENT OFFERING PERIOD? WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares of common stock tendered during the initial offering period, during which holders of shares of common stock may tender their shares of common stock and receive the offer consideration.

If certain conditions have been satisfied and less than 90% of the shares of common stock, calculated on a fully diluted basis, have been validly tendered and not withdrawn at the time the offer is scheduled to expire, we may grant a subsequent offering period of up to an additional 10 business days.

To comply with the applicable laws of the United States, during this subsequent offering period we will immediately accept for payment all tenders of shares of common stock and promptly pay for all shares of common stock tendered in this subsequent offering period. No holders will have any withdrawal rights with respect to shares of common stock tendered during this subsequent offering period. For more information, see Section 1 -- "Terms of the Offer" in this Offer to Purchase.

We have not at this time made a decision as to whether or not to grant a subsequent offering period.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will inform The Bank of New York, which is the depositary for the offer, of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 -- "Terms of the Offer" in this Offer to Purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

Our obligation to accept for payment, purchase or pay for any shares of common stock tendered depends upon a number of conditions, including:

     - There being validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of common stock (together with any shares owned by Holdings, us or any of its or our subsidiaries on the purchase date) which constitutes at least a majority of the shares of common stock issued and outstanding on a fully diluted basis, excluding treasury shares, but including the shares of common stock that Associated Materials is required to issue pursuant to its option plan or otherwise, whether or not vested or then exercisable, at the purchase date.

     - The expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prior to the expiration of the offer.

     - The receipt by us of debt financing as described in the merger agreement.

See the "Introduction," Section 14 -- "Conditions of the Offer," Section
15 -- "Certain Legal Matters; Regulatory Approvals" and Section 9 -- "Source and Amount of Funds" in this Offer to Purchase.

- HOW DO I TENDER MY SHARES?

To tender shares of common stock, you must deliver the certificate(s) representing your shares of common stock, together with a completed Letter of Transmittal, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares of common stock are held in "street name," the shares of common stock can be tendered by your nominee through The Depository Trust Company. If you cannot deliver any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may have a short period of extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three business days. For the tender to be valid, however, the depositary must receive the missing items within that three business day period. See Section 3 -- "Procedures for Tendering Shares of Common Stock" in this Offer to Purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw shares of common stock at any time until the offer (excluding any subsequent offering period) has expired and, if we have not by May 20, 2002 agreed to accept your shares of common stock for payment, you can withdraw them at any time after such time until we accept shares of common stock for payment. You may not withdraw any shares of common stock tendered in a subsequent offering period. See Section 1 -- "Terms of the Offer" and Section
4 -- "Withdrawal Rights" in this Offer to Purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw shares of common stock, you must deliver a written notice of withdrawal, or a copy of one, with the required information to The Bank of New York, the depositary for the offer, while you still have the right to withdraw the shares of common stock. See Section 4 -- "Withdrawal Rights" in this Offer to Purchase.

- WHAT DOES THE BOARD OF DIRECTORS OF ASSOCIATED MATERIALS THINK OF THE OFFER?

We are making the offer pursuant to a merger agreement among us, Holdings and Associated Materials. The Board of Directors of Associated Materials has unanimously determined that each of the merger agreement, the offer and the merger are fair to, and in the best interests of, Associated Materials and the stockholders of Associated Materials and declared that the offer and the merger are advisable. The Board of Directors of Associated Materials unanimously approved the offer, the proposed merger of us with and into Associated Materials, and the merger agreement. The Board of Directors of Associated Materials unanimously approved Mr. William W. Winspear's tender agreement for purposes of Delaware law. Following the proposed merger, Associated Materials will be the surviving corporation and a direct wholly owned subsidiary of Holdings. The Board of Directors of Associated Materials recommends that you accept the offer and tender your shares of common stock in the offer. See the "Introduction" to this Offer to Purchase.

- IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL ASSOCIATED MATERIALS CONTINUE AS A PUBLIC COMPANY?

No. If the merger takes place, shares of Associated Materials common stock will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares of common stock, there may be so few remaining stockholders and publicly held shares of common stock that (a) Associated Materials' shares of common stock will no longer meet the published Nasdaq guidelines for continued listing and may be delisted from Nasdaq, (b) there may not be a public trading market for Associated Materials' common stock and (c) Associated Materials may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. See Section
13 -- "Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration" in this Offer to Purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF ASSOCIATED MATERIALS' SHARES ARE NOT TENDERED IN THE OFFER?

Yes. If we accept for payment and pay for at least a majority of the issued and outstanding shares of common stock of Associated Materials, Simon Acquisition Corp. will be merged with and into Associated Materials. If that merger takes place, Holdings will own directly all of the shares of common stock of Associated Materials and all remaining stockholders of Associated Materials (other than Holdings or its subsidiaries, including Simon Acquisition Corp.) will receive $50.00 per share in cash. See the "Introduction" to this Offer to Purchase.

- DO I HAVE STATUTORY APPRAISAL RIGHTS?

You do not have appraisal rights in connection with the offer. However, if you do not tender your shares of common stock in the offer and the merger is consummated and you follow the procedures required under Delaware law, you will have a statutory right to dissent and demand payment of the judicially appraised fair value of your shares. This value could be more or less than the per share price paid in the offer. If you intend to exercise your appraisal rights, you should not tender your shares of common stock in the offer. See Section
15 -- "Certain Legal Matters; Regulatory Approvals."

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares of common stock in the offer (subject to their right to pursue appraisal rights under Delaware law). Therefore, if the merger takes place, the only difference to you between tendering your shares of common stock and not tendering your shares of common stock is that you will be paid earlier if you tender your shares of common stock and appraisal rights will be available to stockholders who have not tendered their shares of common stock in the offer and who follow certain legal procedures required under Delaware law. See Section 15 -- "Certain Legal Matters; Regulatory Approvals." However, if the merger does not take place, there may be so few remaining stockholders and publicly held shares of common stock that there may not be any active public trading market for shares of common stock and the delisting or cessation of making filings described above may occur. See the "Introduction" and Section
13 -- "Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration" in this Offer to Purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On March 15, 2002, the last trading day before we announced the transaction, the last reported sales price of shares of common stock reported on Nasdaq was $50.60 per share. Between December 31, 2001 and March 21, 2002, a period of time subsequent to the date that Associated Materials announced that it was seeking strategic alternatives, the last reported sales price of Associated Materials' shares of common stock reported on Nasdaq ranged between $32.25 and $50.60 per share. On December 19, 2001, the last trading day before Associated Materials announced that it was seeking strategic alternatives, the last reported sales price of Associated Material's shares of common stock reported on Nasdaq was $33.00 per share. We advise you to obtain a recent quotation for shares of common stock in deciding whether to tender your shares of common stock. See
Section 6 -- "Price Range of Shares of Common Stock" in this Offer to Purchase.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Morrow & Co., Inc. at (800) 607-0088 (toll free) or UBS Warburg at
(888) 722-9555 (toll free). Morrow & Co., Inc. is acting as the information agent and UBS Warburg is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To Holders of Shares of Common Stock of
  Associated Materials Incorporated:

                                  INTRODUCTION

Simon Acquisition Corp., a Delaware corporation (the "Purchaser"), and a direct wholly owned subsidiary of Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.), a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock (the "Common Stock"), par value $0.0025 per share, of Associated Materials Incorporated, a Delaware corporation (the "Company"), at a price of $50.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 16, 2002, by and among Parent, the Purchaser and the Company.

Holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to The Bank of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. The Purchaser will pay all charges and expenses of UBS Warburg LLC, as Dealer Manager (the "Dealer Manager" or "UBS Warburg"), the Depositary and Morrow & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16 -- "Fees and Expenses."

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK (TOGETHER WITH ANY SHARES OF COMMON STOCK OWNED BY PARENT, THE PURCHASER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES ON THE DATE OF THE PURCHASER'S INITIAL PURCHASE OF SHARES OF COMMON STOCK IN THE OFFER (THE "OFFER COMPLETION DATE"), WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK ISSUED AND OUTSTANDING ON A FULLY DILUTED BASIS, AT THE OFFER COMPLETION DATE (THE "MINIMUM CONDITION"), (2) THE SATISFACTION OF THE HSR CONDITION (AS DEFINED BELOW) AND (3) THE RECEIPT BY THE PURCHASER OF DEBT FINANCING, AS DESCRIBED IN THE MERGER AGREEMENT (THE "FINANCING CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14 -- "CONDITIONS OF THE OFFER." SEE SECTION
14 -- "CONDITIONS OF THE OFFER" FOR A COMPLETE DESCRIPTION OF THE CONDITIONS OF THE OFFER.

"ON A FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING (EXCLUDING SHARES OF COMMON STOCK HELD AS TREASURY STOCK BY THE COMPANY AS OF THAT DATE), TOGETHER WITH THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY MAY BE REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER THE COMPANY'S AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN (THE "INCENTIVE PLAN") OR OTHERWISE, WHETHER OR NOT VESTED OR THEN EXERCISABLE.

"HSR CONDITION" MEANS THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE "HSR ACT") PRIOR TO THE EXPIRATION OF THE OFFER.

PARENT AND THE PURCHASER HAVE ALSO ENTERED INTO A TENDER AND VOTING AGREEMENT (THE "TENDER AGREEMENT"), DATED AS OF MARCH 16, 2002, WITH WILLIAM W. WINSPEAR (THE "STOCKHOLDER") WHO BENEFICIALLY OWNS, IN THE AGGREGATE, 3,097,242 SHARES OF COMMON STOCK. THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE STOCKHOLDER REPRESENT APPROXIMATELY 42% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS. THE STOCKHOLDER HAS AGREED TO TENDER IN THE OFFER SUCH SHARES OF COMMON STOCK AND VOTE THAT PORTION OF SUCH SHARES OF COMMON STOCK WHICH HE IS ENTITLED TO VOTE IN FAVOR OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. SEE SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS."

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE TERMS OF EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND HOLDERS AND DECLARED THAT THE OFFER AND THE MERGER (AS DEFINED BELOW) ARE ADVISABLE, (2) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, (3) APPROVED THE TENDER AGREEMENT FOR PURPOSES OF DELAWARE LAW AND (IV) RECOMMENDED THAT HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

THE COMPANY HAS ADVISED PARENT THAT SALOMON SMITH BARNEY INC., THE FINANCIAL ADVISOR TO THE COMPANY (THE "FINANCIAL ADVISOR"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION, DATED MARCH 16, 2002, TO THE EFFECT THAT, AS OF SUCH DATE AND BASED ON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $50.00 PER SHARE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY HOLDERS (OTHER THAN PARENT, THE PURCHASER AND THEIR RESPECTIVE AFFILIATES) WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THE OPINION OF THE FINANCIAL ADVISOR, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE FINANCIAL ADVISOR, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO HOLDERS CONCURRENTLY HEREWITH. HOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION CAREFULLY IN ITS ENTIRETY.

THE OFFER IS BEING MADE PURSUANT TO THE MERGER AGREEMENT. THE MERGER AGREEMENT PROVIDES THAT, FOLLOWING CONSUMMATION OF THE OFFER AND ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH DELAWARE LAW, THE PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"). FOLLOWING THE EFFECTIVE TIME OF THE MERGER (THE "EFFECTIVE TIME"), THE COMPANY WILL CONTINUE AS THE SURVIVING CORPORATION AND BECOME A WHOLLY OWNED SUBSIDIARY OF PARENT AND THE SEPARATE CORPORATE EXISTENCE OF THE PURCHASER WILL CEASE. AT THE EFFECTIVE TIME, EXCEPT FOR (I) SHARES OF COMMON STOCK WHICH ARE OWNED BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY OR OTHERWISE HELD IN THE TREASURY OF THE COMPANY, OR BY PARENT, THE PURCHASER OR ANY OTHER SUBSIDIARY OF PARENT (OTHER THAN SHARES IN TRUST ACCOUNTS, MANAGED ACCOUNTS, CUSTODIAL ACCOUNTS AND THE LIKE THAT ARE BENEFICIALLY OWNED BY THIRD PARTIES), ALL OF WHICH SHALL AUTOMATICALLY BE CANCELED AND RETIRED AND CEASE TO EXIST AND NONE OF WHICH SHALL RECEIVE ANY PAYMENT WITH RESPECT THERETO AND (II) SHARES OF COMMON STOCK HELD BY ANY PERSON WHO HAS THE RIGHT TO DEMAND, AND WHO PROPERLY DEMANDS, AN APPRAISAL OF SUCH SHARES OF COMMON STOCK IN ACCORDANCE WITH DELAWARE LAW, EACH SHARE OF COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME WILL BE CONVERTED INTO THE RIGHT TO RECEIVE AN AMOUNT IN CASH, WITHOUT INTEREST THEREON, EQUAL TO THE OFFER PRICE. THE MERGER AGREEMENT IS MORE FULLY DESCRIBED IN SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS." UNDER DELAWARE LAW, IF THE PURCHASER ACQUIRES, PURSUANT TO THE OFFER OR OTHERWISE, AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, THE PURCHASER WILL BE ABLE TO APPROVE AND EFFECT THE MERGER WITHOUT A VOTE OF HOLDERS PURSUANT TO DELAWARE LAW. IF, HOWEVER, THE PURCHASER DOES NOT ACQUIRE AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PURSUANT TO THE OFFER OR OTHERWISE, A VOTE OF HOLDERS TO EFFECT THE MERGER IS REQUIRED UNDER DELAWARE LAW AND A LONGER PERIOD OF TIME WILL BE REQUIRED TO EFFECT THE MERGER. SEE SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS."

Both the Purchaser and Parent are newly formed Delaware corporations that have not conducted any business other than in connection with the Offer and the Merger Agreement. All of the outstanding capital stock of Parent is currently owned by Harvest Partners IV, L.P. ("HP IV"), a private equity fund. Prior to the successful completion of the Offer, the outstanding capital stock of Parent will also be held by other institutional investors, including other private equity funds affiliated with HP IV and the limited partners of those funds. HP IV and the other private equity funds affiliated with it will control Parent by virtue of their ability to designate a majority of the Board of Directors of Parent. See Section 8 -- "Certain Information Concerning the HP Funds, Parent and the Purchaser."

The Company has informed the Purchaser that, as of March 15, 2002, (1) there were 6,774,027 shares of Common Stock issued and outstanding, (2) no shares of preferred stock (the "Preferred Stock"), par value $0.01 per share, of the Company were issued and outstanding, (3) 558,000 shares of Common Stock were reserved for issuance pursuant to outstanding options granted under the Incentive Plan, and

(4) 1,078,476 shares of Common Stock were held by the Company in its treasury. As a result, as of such date, the Minimum Condition would be satisfied if at least 3,666,014 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as defined below). The Company has been advised, and has informed Parent, that, as of March 16, 2002, each of its directors and executive officers intended to tender pursuant to the Offer all outstanding shares of Common Stock owned by him or her, except to the extent that such tender would violate applicable securities laws or require disgorgement of profits from any such tender to the Company under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase and in the attached schedules and annexes, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Securities and Exchange Commission (the "Commission") and other public sources. None of Parent and the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser. Similarly, the Company does not assume any responsibility for the accuracy or completeness of the information concerning Parent, the Purchaser, or any of their respective affiliates contained in this Offer to Purchase or the Tender Offer Statement on Schedule TO ("Schedule TO") or for any failure by Parent, the Purchaser, or any of their respective affiliates to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 -- "Withdrawal Rights." The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, April 18, 2002, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Commission), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the HSR Condition and the Financing Condition. The Offer is also conditioned upon the satisfaction of certain other terms and conditions set forth in Section 14 -- "Conditions of the Offer." If these or any of the other conditions referred to in Section 14 -- "Conditions of the Offer" are not satisfied or any of the events specified in Section 14 -- "Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the shares of Common Stock tendered in the Offer and terminate the Offer, and promptly return all tendered shares of Common Stock to tendering Holders, (ii) waive any conditions to the Offer and, to the extent permitted by the Merger Agreement or applicable law and applicable rules and regulations of the Commission, purchase all shares of Common Stock validly tendered and not properly withdrawn or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its shares of Common Stock until the Expiration Date, retain the shares of Common Stock which have been tendered during the period or periods for which the Offer is extended, provided, however, that the Minimum Condition may not be waived by the Purchaser without the prior written consent of the Company.

Subject to the terms of the Merger Agreement, and to the applicable rules and regulations of the Commission and applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section
14 -- "Conditions of the Offer," by giving notice of such extension to the Depositary and by making a public announcement thereof, provided, however, that, without the consent of the Company, the Expiration Date may not be extended beyond May 16, 2002. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its shares of Common Stock. See
Section 4 -- "Withdrawal Rights."

Pursuant to the Merger Agreement, the Purchaser may, without the consent of the Company and shall, at the Company's request, extend the Offer at any time and from time to time (x) if at the then scheduled Expiration Date any of the conditions to the Offer shall not have been satisfied or waived and (y) for any period required by any rule or position of the Commission or its staff applicable to the Offer, provided, however, that, without the consent of the Company, the Expiration Date may not be extended beyond May 16, 2002. Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any shares of Common Stock if any applicable waiting period under the HSR Act has not expired or been terminated, (ii) to terminate the Offer on any scheduled expiration date and not accept for payment any shares of Common Stock if any of the conditions referred to in Section 14 -- "Conditions of the Offer" are not satisfied or any of the events specified in Section 14 -- "Conditions of the Offer" have occurred, and
(iii) to waive any condition (other than the Minimum Condition) or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

Without the prior written consent of the Company, the Purchaser will not (and Parent will cause the Purchaser not to) decrease or change the form of consideration payable in the Offer or decrease the number of shares of Common Stock sought in the Offer, amend any term of the Offer in any manner adverse to Holders, change any condition to the Offer, impose additional conditions to the Offer, waive the Minimum Condition or extend the Expiration Date beyond the initial Expiration Date of the Offer.

If the Purchaser extends the time during which the Offer is open, or if the Purchaser is delayed in its acceptance for payment of or payment for the shares of Common Stock pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares of Common Stock on the Purchaser's behalf and those shares of Common Stock may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described herein under "Section 4 -- Withdrawal Rights." However, the Purchaser's ability to delay the payment for shares of Common Stock that the Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that, on the terms and subject to prior satisfaction (or waiver) of the conditions to the Offer, the Purchaser must accept for payment and pay for the shares of Common Stock within the time period required under applicable law.

Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, the Purchaser may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of shares of Common Stock. The Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) the Offer is for all the outstanding securities of the class that is the subject of the Offer, (iii) the Purchaser accepts and promptly pays for all shares of Common Stock validly tendered during the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Common Stock deposited in the Offer, no later than 9:00 a.m., New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) the Purchaser immediately accepts and promptly pays for shares of Common Stock as they are tendered during the Subsequent Offering Period and (vi) the Purchaser offers the same form and amount of consideration for shares of Common Stock in the Subsequent Offering Period as in the Offer. In addition, the Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. Pursuant to the Merger Agreement, if the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 90% of the shares of Common Stock on a fully diluted basis has been tendered on the Expiration Date, the Purchaser shall accept and purchase all shares of Common Stock tendered in the initial offer period and may amend the Schedule TO and notify Holders of the Purchaser's intent to provide a Subsequent Offering Period pursuant to Rule 14d-11 of the Exchange Act, as long as providing for the Subsequent Offering Period does not require the extension of the initial offer period under applicable rules and regulations of the Exchange Act, for tender of at least 90% of the shares of Common Stock, pursuant to Rule 14d-11 of the Exchange Act, for a period not to exceed 10 business days. The Purchaser has not at this time made a decision to include or to not include a Subsequent Offering Period. Such decision will be made in the Purchaser's sole discretion, and there is no assurance that the Purchaser will or will not include such a Subsequent Offering Period. The staff of the Commission has expressed the view that a bidder can decide to provide for a Subsequent Offering Period after the initial offering period has expired if
(i) the Offer to Purchase discloses that a Subsequent Offering Period may be included and describes what a Subsequent Offering Period is and (ii) such a Subsequent Offering Period is announced at the same time that the bidder announces the results of the initial offering period. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify Holders consistent with the requirements of the Commission.

No withdrawal rights apply to shares of Common Stock tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to shares of Common Stock tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering shares of Common Stock in the Offer or in any Subsequent Offering Period. If the Purchaser commences a Subsequent Offering Period, U.S. federal securities laws require the Purchaser to accept immediately for payment and to promptly pay for all shares of Common Stock tendered in any Subsequent Offering Period.

The Purchaser acknowledges that (i) Rule 14e-1(c) of the Exchange Act, requires the Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and
(ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the fifth preceding paragraph), any shares of Common Stock upon the occurrence of any of the conditions specified in
Section 14 -- "Conditions of the Offer" without extending the period of time during which the Offer is open.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of or information concerning an offer, other than a change in price or a change in the percentage of shares of Common Stock sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of shares of Common Stock sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to Holders and investor response.

Any extension, delay, termination, waiver or amendment of the Offer or any Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any Holders in connection with the Offer be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser has no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

The Company has provided the Purchaser with the Company's stockholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock, or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF COMMON STOCK. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Merger Agreement and applicable law (including Rule 14e-1(c) under the Exchange
Act), the Purchaser will purchase, by accepting for payment, and will pay for, all shares of Common Stock validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 -- "Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14 -- "Conditions of the Offer," including, but not limited to, the regulatory conditions specified in Section 15 -- "Certain Legal Matters; Regulatory Approvals." Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares of Common Stock, pending receipt of any regulatory approval. If, following acceptance for payment of shares of Common Stock, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for shares of Common Stock tendered, the Purchaser will promptly return such shares of Common Stock.

In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section
3 -- "Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. On the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor as soon as practicable after the Expiration Date, with the Depositary which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Common Stock pursuant to the Offer.

If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing shares of Common Stock not purchased will be returned, without expense to the tendering Holder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section
3 -- "Procedures for Tendering Shares of Common Stock," such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, the Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

3.  PROCEDURES FOR TENDERING SHARES OF COMMON STOCK.

VALID TENDER OF SHARES OF COMMON STOCK. In order for shares of Common Stock to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable shares of Common Stock pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF THE SHARES OF COMMON STOCK, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the shares of Common Stock tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

GUARANTEED DELIVERY. If a Holder desires to tender shares of Common Stock pursuant to the Offer and such Holder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Certificates for all tendered shares of Common Stock in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days of The Nasdaq National Market ("Nasdaq") after the date of execution of the Notice of Guaranteed Delivery. A trading day is when Nasdaq is open for business.

Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of shares of Common Stock held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) Certificates evidencing such shares of Common Stock or a Book-Entry Confirmation of the delivery of such shares of Common Stock, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock or Book-Entry Confirmations with respect to shares of Common Stock are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any shares of Common Stock determined by it not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to shares of Common Stock of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.

Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the shares of Common Stock as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the shares of Common Stock (and any and all dividends, distributions, rights, or other securities issued or issuable in respect of such shares of Common Stock on or after March 22, 2002 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies and powers of attorney shall be considered coupled with an interest in the tendered shares of Common Stock and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such shares of Common Stock and all Distributions in accordance with the terms of the Offer. Except as provided in the Tender Agreement, such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such shares of Common Stock and all Distributions and no subsequent proxies or powers of attorney may be given (or, if given, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the shares of Common Stock for which the appointment is effective, be empowered to exercise all voting, and other rights of such Holder as they in their sole discretion may deem proper at any annual, special adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and, except as provided in the Tender Agreement, the Purchaser reserves the right to require that, in order for shares of Common Stock or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common Stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such shares of Common Stock and receive all Distributions.

BACKUP WITHHOLDING. UNDER UNITED STATES FEDERAL INCOME TAX LAW, THE AMOUNT OF ANY PAYMENTS MADE BY THE DEPOSITARY TO HOLDERS (OTHER THAN CORPORATE AND CERTAIN OTHER EXEMPT HOLDERS THAT ESTABLISH THEIR EXEMPTION) PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING TAX AT A RATE OF 30%. TO AVOID SUCH BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENTS PURSUANT TO THE OFFER, A NON-EXEMPT, TENDERING "U.S. HOLDER" (AS DEFINED IN SECTION 5 -- "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES") MUST PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY UNDER PENALTY OF PERJURY THAT (I) THE TIN PROVIDED IS CORRECT (OR THAT SUCH HOLDER IS AWAITING A
TIN) AND (II) SUCH HOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A HOLDER OR IF A HOLDER FAILS TO DELIVER A COMPLETED SUBSTITUTE FORM W-9 TO THE DEPOSITARY OR OTHERWISE ESTABLISH AN EXEMPTION, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS MADE TO SUCH HOLDER. SEE SECTION 5 -- "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" OF THIS OFFER TO PURCHASE AND THE INFORMATION SET FORTH UNDER THE HEADING "IMPORTANT TAX INFORMATION" CONTAINED IN THE LETTER OF TRANSMITTAL.

The Purchaser's acceptance for payment of the shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser on the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS. Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 20, 2002, or at such later time as may apply if the Offer is extended beyond that date (excluding any Subsequent Offering Period). If the Purchaser provides a Subsequent Offering Period, no withdrawal rights will apply to shares of Common Stock tendered during such Subsequent Offering Period or to shares of Common Stock previously tendered in the Offer and accepted for payment.

If the Purchaser extends the Offer (excluding any Subsequent Offering Period), is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer but subject to the Purchaser's obligations under the Exchange Act, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this
Section 4 -- "Withdrawal Rights." Any such delay will be an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to shares of Common Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 -- "Procedures for Tendering Shares of Common Stock," may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

However, any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 -- "Procedures for Tendering Shares of Common Stock."

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger by a U.S. Holder (as defined below) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of Common Stock who for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation or partnership organized in or under the laws of the U.S. or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (v) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

In general, a U.S. Holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the disposition of shares of Common Stock and such U.S. Holder's adjusted tax basis in such shares of Common Stock. Assuming that the shares of Common Stock constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss.

The foregoing discussion may not be applicable to certain types of Holders, including Holders who acquired shares of Common Stock pursuant to the exercise of stock options or otherwise as compensation, Holders that are not U.S. Holders and Holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt entities, persons that hold shares of Common Stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

BACKUP WITHHOLDING TAX. As noted in Section 3 -- "Procedures for Tendering Shares of Common Stock," a Holder (other than an "exempt recipient," including a corporation, a non-U.S. Holder that provides appropriate certification and certain other persons (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for shares of Common Stock may be subject to U.S. federal backup withholding tax at a rate equal to 30%, unless such Holder provides its TIN and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

The U.S. federal income tax discussion set forth above is included for general information and is based upon income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF SHARES OF COMMON STOCK. The shares of Common Stock are listed and traded on Nasdaq under the symbol "SIDE". The table below sets forth, for the periods indicated, the quarterly high and low trading prices of the shares of Common Stock on Nasdaq:

                                                               HIGH      LOW
                                                              ------    ------
YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................  $15.88    $11.13
  Second Quarter............................................   17.88     14.75
  Third Quarter.............................................   19.25     14.00
  Fourth Quarter............................................   16.75     13.06
YEAR ENDED DECEMBER 31, 2001
  First Quarter.............................................  $18.00    $15.50
  Second Quarter............................................   20.05     15.88
  Third Quarter.............................................   24.75     18.50
  Fourth Quarter............................................   38.23     20.75
YEAR ENDING DECEMBER 31, 2002
  First Quarter (through March 21, 2002)....................  $51.05    $32.25

---------------
Source: Company's Annual Report on Form 10-K filed with the Commission on March 5, 2002 (other than year 2002 data which source is Bloomberg).

On March 15, 2002, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the shares of Common Stock on Nasdaq was $50.60 per share. On March 21, 2002, the last full trading day prior to the date of this Offer to Purchase, the closing price of the shares of Common Stock was $49.61 per share. HOLDERS ARE URGED TO OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR THE SHARES OF COMMON STOCK.

The Company paid dividends of $0.10 and $0.20 per share in 2000 and 2001, respectively. However, the Company's future dividend policy will depend upon the Company's capital requirements, results of operations, financial condition and other factors as the Board of Directors of the Company deems relevant. Further, the payment of cash dividends is restricted by covenants in the Company's existing bank credit agreement and the indenture pursuant to which the Company's 9 1/4% Senior Subordinated Notes due 2008 (the "Notes") were issued. At December 31, 2001, the Company had the ability to pay dividends and make other restricted payments of up to $15.7 million under the most restrictive provision of these agreements. The Merger Agreement prohibits the Company from declaring, setting aside or paying any dividends, other than regular quarterly dividends not in excess of $.05 per share, until the Effective Date of the Merger without the prior written consent of Parent.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

THE COMPANY. Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

The Company is a leading, vertically integrated manufacturer and nationwide distributor of exterior residential building products through its Alside division ("Alside"). Alside's core products are vinyl siding and vinyl windows. These products are marketed on a wholesale basis to more than 35,000 professional contractors engaged in home remodeling and new home construction principally through Alside's nationwide network of more than 80 Alside supply centers. Alside's vinyl product offerings also include vinyl fencing, decking and railing, as well as vinyl garage doors. In 2001, Alside accounted for approximately 88% of the Company's net sales. The Company's operations also include its AmerCable division ("AmerCable"), a manufacturer of specialty electrical cables for use in underground and surface mining, marine and offshore drilling, automotive assembly robotics, telecommunications and a variety of other industrial applications. AmerCable accounted for approximately 12% of the Company's net sales in 2001. The Company was incorporated in Delaware in 1983. The address of the Company's principal executive offices is 2200 Ross Avenue, Suite 4100 East, Dallas, Texas 75201. The telephone number of the Company at such offices is (214) 220-4600.

CAPITAL STRUCTURE. The authorized capital of the Company consists of (a) 15,000,000 shares of Common Stock and (b) 100,000 shares of Preferred Stock. As of March 15, 2002, no shares of Preferred Stock were outstanding.

  (a) COMMON STOCK

As of March 15, 2002, the Company had 6,774,027 shares of Common Stock outstanding. As of March 15, 2002, no shares of any other class of the capital stock of the Company were outstanding.

  (b) OPTIONS

The Company has a stock option plan whereby it grants stock options to certain directors, officers and key employees. As of March 15, 2002, these options were exercisable into 558,000 shares of Common Stock.

                              ASSOCIATED MATERIALS

                            SELECTED FINANCIAL DATA

Set forth below is certain selected financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. More comprehensive financial information is included in the report and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the report and other documents, including the financial statements and related notes contained therein. The report and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information."

                                                                 YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                           2001            2000            1999
                                                       ------------    ------------    ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales(1).........................................    $595,819        $499,393        $455,268
Cost of sales(1).....................................     425,366         353,994         317,596
                                                         --------        --------        --------
Gross profit.........................................     170,453         145,399         137,672
Selling, general and administrative expenses.........     119,945         107,255          96,028
                                                         --------        --------        --------
Income from operations...............................      50,508          38,144          41,644
Interest expense.....................................       6,795           6,046           6,779
Gain on the sale of UltraCraft(2)....................          --           8,012              --
Equity in loss of Amercord...........................          --              --           1,337
Write-down of Amercord(3)............................       2,393              --              --
                                                         --------        --------        --------
Income before income tax expense.....................      41,320          40,110          33,528
Income tax expense...................................      15,908          16,555          13,038
                                                         --------        --------        --------
Net income...........................................    $ 25,412        $ 23,555        $ 20,490
                                                         ========        ========        ========
SHARE DATA:
Net income per common share:
  Basic earnings per common share....................    $   3.62        $   2.94        $   2.52
  Diluted earnings per common share..................        3.46            2.85            2.46
Weighted average number of diluted shares............       7,334           8,258           8,344
OTHER DATA:
EBITDA(4)............................................    $ 61,427        $ 47,694        $ 50,163
Capital expenditures.................................      15,022          11,925          18,915
Cash provided by operating activities................      43,989          22,968          15,244
Cash used in investing activities....................      (9,861)         (5,538)        (17,619)
Cash used in financing activities....................     (21,138)         (4,983)         (9,157)
Ratio of EBITDA to net interest expense..............        9.04x           7.89x           7.40x

                                                                 YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                           2001            2000            1999
                                                       ------------    ------------    ------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................................    $106,188        $102,064        $ 85,878
Total assets.........................................     254,307         231,141         206,296
Long-term debt, less current maturities..............      75,000          75,000          75,000
Stockholders' equity.................................     102,675          97,990          79,326

---------------
(1) Certain prior period amounts have been reclassified to conform with the current period presentation.

(2) The Company recorded an $8.0 million pretax gain on the sale of its UltraCraft operation, a manufacturer of semi-custom cabinets, in June 2000.

(3) In 2001, the Company recorded a $2.4 million loss upon the write-off of its remaining investment in Amercord due to the deterioration of Amercord's operations.

(4) EBITDA is calculated as income from operations plus depreciation and amortization. The Company has included information concerning EBITDA because it believes that EBITDA is used by certain investors as one measure of an issuer's historical ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with generally accepted accounting principles. EBITDA as presented above for the Company may not be comparable to similarly titled measures reported by other companies.

        CERTAIN FORECASTS AND ADDITIONAL FINANCIAL DATA FOR THE COMPANY

Prior to entering into the Merger Agreement, Parent received from the Company certain information which Parent and the Purchaser believe was not and is not publicly available, including certain forecasted financial data for the years 2002 through 2006 (the "Forecasts") and preliminary unaudited financial data for January and February 2002 (the "Additional Financial Data"). The Company neither regularly prepares nor publicly discloses forecasts, and the Forecasts were not prepared with a view to public disclosure or in the ordinary course of the Company's business. The material portions of such information are included in this Offer to Purchase for the limited purpose of giving Holders access to financial forecasts that were made available to Parent and the Purchaser in connection with the Merger Agreement and the Offer. The material aspects of the Forecasts provided to Parent and the Purchaser are summarized below.

FORECASTS.

                                                           YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------
                                                   2002     2003     2004     2005     2006
                                                  ------   ------   ------   ------   ------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales......................................   $657.4   $724.6   $787.3   $856.1   $931.1

Income from operations.........................     61.4     74.7     81.1     88.3     96.2
Net income.....................................     34.0     42.6     46.8     51.6     56.7
EBITDA.........................................     72.6     85.9     92.3     99.5    107.4
Diluted earnings per share.....................     4.86     6.09     6.69     7.37     8.10
Diluted shares outstanding.....................     7.00     7.00     7.00     7.00     7.00

BALANCE SHEET DATA:
Total current assets...........................    205.5    251.7    302.7    358.8    420.5
Total assets...................................    287.6    334.6    386.4    443.3    505.7
Total current liabilities......................     68.5     74.0     79.9     86.2     92.9
Long term debt.........................             75.0     75.0     75.0     75.0     75.0
Total equity...........................            133.4    175.0    220.9    271.4    327.2
Total liabilities and equity...........            287.6    334.6    386.4    443.3    505.7

ADDITIONAL FINANCIAL DATA. The Company informed Parent and the Purchaser that it had (i) operating income of approximately $1.3 million in January and operating loss of approximately $1.1 million in February 2002 and (ii) net income of approximately $0.5 million in January and net loss of approximately $1.0 million in February 2002, on net sales of approximately $41.8 million in January and $37.4 million in February 2002. The Company also informed Parent and the Purchaser that its earnings before interest, tax, depreciation, and amortization ("EBITDA") was approximately $2.3 million in January and losses before interest, tax, depreciation, and amortization was approximately $0.1 million in February 2002.

BASIS OF FORECASTS. Parent and the Purchaser have been advised by the Company that the Forecasts were prepared without taking into account any adjustments for inflation.

ASSUMPTIONS. Parent and the Purchaser have been advised by the Company that the Forecasts are based on several assumptions, the principal ones of which are the following:

     - annual increases in sales growth ranging between 8% and 11%;

     - increases in gross profit margins;

     - annual capital expenditures of $12 million;

     - the addition of three new Alside supply centers each year;

     - a decline in selling, general and administrative expenses as a percentage of net sales;

     - faster growth and margin improvement with respect to Alside's window business than for the Company as a whole; and

     - moderate growth in the vinyl siding/windows industry of 2% to 3.5% each year.

                CAUTIONARY STATEMENTS CONCERNING THE FORECASTS,
            ADDITIONAL FINANCIAL DATA AND FORWARD-LOOKING STATEMENTS

THE ADDITIONAL FINANCIAL DATA WAS PREPARED IN ACCORDANCE WITH THE COMPANY'S HISTORICAL ACCOUNTING PRACTICES FOR THE COMPANY'S INTERNAL USE. THE FORECASTS AND ADDITIONAL FINANCIAL DATA WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION, THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROSPECTIVE FINANCIAL INFORMATION OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. NEITHER PARENT'S NOR THE COMPANY'S INDEPENDENT AUDITORS HAVE EXAMINED OR COMPILED ANY OF THE FORECASTS OR ADDITIONAL FINANCIAL DATA OR HAVE EXPRESSED ANY CONCLUSION OR PROVIDED ANY FORM OF ASSURANCE WITH RESPECT TO THE FORECASTS OR ADDITIONAL FINANCIAL DATA AND, ACCORDINGLY, ASSUME NO RESPONSIBILITY FOR THE FORECASTS OR ADDITIONAL FINANCIAL DATA. THE FORECASTS AND ADDITIONAL FINANCIAL DATA WERE NOT PREPARED WITH THE APPROVAL OF THE COMPANY'S BOARD OF DIRECTORS. THE FORECASTS AND ADDITIONAL FINANCIAL DATA ARE INCLUDED HEREIN TO GIVE HOLDERS ACCESS TO INFORMATION WHICH WAS PROVIDED TO PARENT AND WHICH IS BELIEVED BY PARENT AND THE PURCHASER TO BE NOT PUBLICLY AVAILABLE.

CERTAIN MATTERS DISCUSSED HEREIN (INCLUDING, BUT NOT LIMITED TO, THE FORECASTS) ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS INCLUDED HEREIN (INCLUDING THE FORECASTS) AND SHOULD BE READ WITH CAUTION. THOSE STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: STATEMENTS AS TO ESTIMATED INCREASES IN NET SALES, GROSS PROFIT MARGINS AND NET INCOME WITH RESPECT TO THE COMPANY'S OPERATIONS; EXPECTATIONS AS TO THE IMPACT OF ADDITIONAL SALES LOCATIONS; AND ESTIMATES AS TO THE RISK THE COMPANY IS UNABLE TO COLLECT UPON ITS OUTSTANDING DEBT. THE COMPANY HAS ADVISED PARENT AND THE PURCHASER THAT THE FORECASTS ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISIONS BASED ON ACTUAL EXPERIENCE AND RECENT DEVELOPMENTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE FORECASTS WERE NOT PREPARED BY THE COMPANY IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY WITH RESPECT TO, AMONG OTHER THINGS, INDUSTRY PERFORMANCE, THE NATURE OF THE COMPANY'S BUSINESS, ADVERSE WEATHER, COMPETITION, THE AVAILABILITY OF RAW MATERIALS, GENERAL INDUSTRY, ECONOMIC, MARKET, INTEREST RATE AND FINANCIAL CONDITIONS, SALES, COST OF GOODS SOLD, OPERATING AND OTHER REVENUES AND EXPENSES, CAPITAL EXPENDITURES AND WORKING CAPITAL OF THE COMPANY, THE COST OF ENVIRONMENTAL COMPLIANCE AND OTHER MATTERS WHICH MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE FORECASTS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE FORECASTS. IN ADDITION, THE FORECASTS DO NOT TAKE INTO ACCOUNT ANY OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER OR THE TRANSACTION FINANCING (AS DEFINED BELOW). THESE EVENTS MAY CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER FROM THE FORECASTS.

FOR THESE REASONS, AS WELL AS THE BASES AND ASSUMPTIONS ON WHICH THE FORECASTS WERE COMPILED, THE INCLUSION OF SUCH FORECASTS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, PARENT, THE PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERS SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS, AND THE FORECASTS SHOULD NOT BE RELIED ON AS SUCH. NEITHER PARENT NOR THE PURCHASER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE REASONABLENESS, COMPLETENESS, ACCURACY OR RELIABILITY OF SUCH FORECASTS. NO PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE FORECASTS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

8. CERTAIN INFORMATION CONCERNING THE HP FUNDS, PARENT AND THE PURCHASER.

HP FUNDS. Harvest Partners III, L.P. is a private investment fund organized as a limited partnership under the laws of the State of Delaware ("HP III") which makes investments identified by its affiliates. HP III has $318.9 million of committed capital, of which approximately $233.1 million is currently invested. Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) is a private investment fund organized as a limited liability partnership under the laws of Germany ("HP Offshore III") which makes investments identified by its affiliates. HP Offshore III has $43.6 million of committed capital, of which approximately $31.3 million is currently invested. HP IV is a private investment fund organized as a limited partnership under the laws of the State of Delaware which makes investments identified by its affiliates. HP IV has $330.0 million of committed capital, none of which is currently invested. Harvest Partners IV, GmbH & Co. KG is a private investment fund organized as a limited liability partnership under the laws of Germany ("HP Offshore IV") which makes investments identified by its affiliates. HP Offshore IV has $72.2 million of committed capital, none of which is currently invested. HP III, HP Offshore III, HP IV and HP Offshore IV are collectively referred to herein as the "HP Funds." The HP Funds are all affiliates of each other.

The principal executive offices of each of the HP Funds are located at 280 Park Avenue, 33rd Floor, New York, New York 10017, and their telephone numbers are
(212) 599-6300. Information concerning the general partner of each HP Fund is set forth on Schedule I of this Offer to Purchase.

ASSOCIATED MATERIALS HOLDINGS INC. AND SIMON ACQUISITION CORP. Parent and the Purchaser, a wholly owned subsidiary of Parent, have been formed solely for the purpose of the Offer and the Merger and neither conducts any unrelated business activities. HP IV currently owns all of the outstanding stock of Parent. Pursuant to subscription agreements entered into between Parent on the one hand and the HP Funds and certain investors in the HP Funds and certain other institutional co-investors on the other hand, on the Offer Completion Date, the HP Funds, together with such other investors, will own all of the outstanding stock of Parent. Pursuant to a Stockholders Agreement entered into among the future stockholders of Parent, the HP Funds will control Parent by virtue of the HP Funds' ability to designate a majority of the Board of Directors of Parent. Except as set forth herein, none of the HP Funds nor any of their executive officers, directors, general partners or controlling affiliates currently has any other relationship with Parent or the Purchaser. The principal executive offices of Parent and the Purchaser are located at the offices of the HP Funds, and their telephone numbers are (212) 599-6300. Information concerning the directors and executive officers of Parent and the Purchaser is set forth on
Schedule I of this Offer to Purchase.

During the last five years, none of Parent, the Purchaser or any of the HP Funds or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as described in this Offer to Purchase (i) none of Parent, the Purchaser or any of the HP Funds or, to the best of their knowledge, any associate or majority-owned subsidiary of Parent, the Purchaser or any of the HP Funds, or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed on Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, the Purchaser or any of the HP Funds or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser, Parent and the HP Funds disclaim beneficial ownership of any shares of Common Stock owned by any pension plans of Parent, the Purchaser or the HP Funds or any pension plans of any associate or majority-owned subsidiary of Parent, the Purchaser or any HP Fund.

Except as described in this Offer to Purchase, none of Parent, the Purchaser, or any of the HP Funds or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Parent, the Purchaser, or any of the HP Funds or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser, any HP Fund or any of their subsidiaries or, to the best knowledge of Parent, the Purchaser or any HP Fund, any of the persons listed on
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

AVAILABLE INFORMATION. Parent, the Purchaser and each of the HP Funds are privately-held entities and are not generally subject to the information filing requirements of the Exchange Act, and are not generally required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, the Purchaser, Parent and the HP Funds filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

9.  SOURCE AND AMOUNT OF FUNDS.

The aggregate amount of funds required (i) by the Purchaser to purchase all of the outstanding shares of Common Stock pursuant to the Offer and pay related fees and expenses and (ii) by the Company to fund the Debt Tender Offer (as defined below) and pay related fees and expenses is expected to be approximately $468.3 million (the "Transaction Financing"), of which up to a maximum of approximately $366.6 million could be required to purchase all of the outstanding shares of Common Stock pursuant to the Offer. The Purchaser and the Company currently intend to obtain all such funds through a combination of (i) debt financing in an aggregate principal amount of up to $300 million to be provided by one or more groups of lenders (as described below), (ii) equity financing in an aggregate amount of approximately $162 million to be provided by the HP Funds, investors in the HP Funds and other institutional co-investors (see

Section 8 -- "Certain Information Concerning the HP Funds, Parent and the Purchaser") and (iii) cash of the Company in an amount of approximately $6.3 million.

Parent has received a commitment letter (the "Commitment Letter") from UBS AG, Stamford Branch ("UBS" or the "Administrative Agent"), UBS Warburg, Credit Suisse First Boston, Cayman Islands Branch ("CSFB" or the "Syndication Agent" and, together with UBS Warburg, the "Joint-Lead Arrangers"), Canadian Imperial Bank of Commerce ("CIBC") and CIBC World Markets Corp. ("CIBC World Markets" or the "Documentation Agent"), pursuant to which UBS, CSFB and CIBC have agreed to provide 40%, 40% and 20%, respectively, of the Facilities (as defined below) and UBS Warburg, CSFB and CIBC World Markets have agreed to structure, arrange and syndicate the Facilities.

It is intended that the debt financing will include (i) a senior secured credit facility (the "Bank Facility") of $125 million to be made available to the Company and (ii) the issuance by the Purchaser of $175 million of 10-year term, unsecured senior subordinated notes (the "Senior Notes") pursuant to an offering of senior notes exempt from registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 144A (the "Senior Note Offering") or, in the event the Senior Notes are not issued at the Offer Completion Date or are not released from escrow established at the time of issuance thereof or sufficient funds are not otherwise available to finance the Offer, borrowings by the Purchaser under an unsecured senior credit facility (the "Bridge Facility" and, together with the Bank Facility, the "Facilities") of up to $225 million. The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. No other financing (other than the approximately $162 million of equity financing and approximately $6.3 million of cash of the Company) will be required to consummate the transactions contemplated by the Merger Agreement.

At the Company's option, borrowings under the Bank Facility will bear interest at either a base rate/prime rate ("Base Rate Loans") or a LIBOR (as defined below) rate ("LIBOR Loans"). Interest on the Base Rate Loans will be equal to
(i) the Base Rate of UBS, which is the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.5% and the prime commercial lending rate of UBS (the "Base Rate"), plus (ii) the applicable Interest Margin (as defined below). Interest on LIBOR Loans will be determined for periods of one, two, three or six months (at the Company's option) at an annual rate equal to (i) the London Interbank Offered Rate ("LIBOR") for the corresponding deposits of U.S. dollars, plus (ii) the applicable Interest Margin.

The applicable interest margin for the Bank Facility will be 2.5% for Base Rate Loans and 3.5% for LIBOR Loans (the "Interest Margin").

Default interest will accrue on any overdue amount payable under the Bank Facility at a rate of 2.0% per annum in excess of the higher of (i) the Base Rate and the applicable Interest Margin and (ii) the rate (including the applicable Interest Margin), if any, applicable to such loan or other amount, and will be payable on demand.

Parent and each of the Company's direct and indirect domestic, wholly owned subsidiaries will unconditionally guarantee, on a joint and several basis, all of the obligations of the Company under the Bank Facility.

The Bank Facility will be secured by (i) a perfected lien on, and pledge of, all of the capital stock and intercompany notes of the Company (with respect to capital stock of the Company, only on and after the Effective Time) and each of the direct and indirect subsidiaries of the Company, except that with respect to non-U.S. subsidiaries, the pledge shall be limited to 65% of the capital stock of "first-tier" non-U.S. subsidiaries, and (ii) a perfected lien on, and security interest in, all of the tangible and intangible properties and assets of Parent, the Company and its direct or indirect domestic, wholly owned subsidiaries.

The Bank Facility will mature seven years after the Offer Completion Date, and will amortize beginning six months after the Offer Completion Date in equal quarterly installments over the six and one half year amortization period in an aggregate amount equal to 1% annually for the first five and one half years of such amortization period with the balance to be paid in the final year in four equal installments. If the Merger is not consummated within 180 days of the Offer Completion Date, then the maturity date for the Bank Facility will be the date which is the one and one half year anniversary of the Offer Completion Date.

The commitments in respect of the Bank Facility are contingent upon the negotiation and execution of definitive financing agreements on terms reasonably satisfactory to UBS, CFSB and CIBC and Parent. The definitive documentation relating to the Bank Facility is expected to contain customary representations and warranties, covenants, requirements for mandatory prepayment, events of default and conditions. Parent has agreed to pay certain expenses of, and provide customary indemnities for each of the Joint Lead Arrangers. Set forth below is a summary of the material conditions to the Bank Facility: (i) the terms of the equity financing, the Senior Note Offering, the Offer or the Merger shall not have been changed from those described in the Commitment Letter and the term sheets attached thereto in any material respect; (ii) the transactions contemplated by the Commitment Letter and the related financing (including borrowings under the Facilities) shall be in full compliance with all applicable legal requirements, including without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System; (iii) no change shall have occurred, and no additional information shall have been disclosed to or discovered by UBS, UBS Warburg, CSFB, CIBC or CIBC World Markets (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which has resulted in or would reasonably be expected to result in a material adverse change with respect to the Company; (iv) in the sole reasonable judgment of the Joint Lead Arrangers, no material adverse change or material disruption shall have occurred in the financial, banking or capital markets generally after the date of the Commitment Letter, which has had or could reasonably be expected to have a material adverse effect on the syndication of any portion of the Facilities or the marketing of the Senior Notes; (v) on the Offer Completion Date, the Purchaser shall have accepted for purchase not less than the number of shares of Common Stock required to satisfy the Minimum Condition pursuant to the Offer and such shares of Common Stock shall have been purchased concurrently with the initial funding, and all other aspects of the Offer shall have been consummated pursuant to the definitive documentation related to the Offer and the Merger; (vi) the Offer shall not be subject to any injunction or similar order and shall have been consummated in accordance with all applicable law; (vii) appropriate filings shall have been made by all necessary parties under the HSR Act, and the HSR Condition shall have been satisfied; (viii) (x) there shall have been tendered and not withdrawn such aggregate principal amount of the Notes sufficient to eliminate all material covenants and related defaults in the indenture governing the Notes pursuant to the Debt Tender Offer reasonably satisfactory to the Joint Lead Arrangers, (y) the Company shall have accepted the Notes pursuant to the Debt Tender Offer and the Company and the trustee under the indenture governing the Notes shall have entered into an indenture supplemental thereto affecting the elimination of the aforementioned covenants and events of default and (z) to the extent that more than $5 million of Notes remain outstanding after the consummation of the Debt Tender Offer, the Company shall have defeased (or shall contemporaneously defease) the remaining Notes pursuant to the indenture governing such Notes such that not more than $5 million of Notes remain undefeased after the Offer Completion Date; (ix) the Purchaser shall have received not less than $162 million in cash from the equity financing on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers; (x) after giving effect to the transactions contemplated by the Commitment Letter, none of Parent, the Company or any of their respective subsidiaries shall have outstanding any indebtedness or preferred stock, other than preferred stock of Parent issued as part of the equity financing on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and other than indebtedness under the Bank Facility, the Senior Notes or the Bridge Facility (or the Senior Notes and the Bridge Facility if the Senior Notes shall have been placed in escrow pending the Closing Date (as defined below)), up to $5 million of Notes and such other indebtedness as may be reasonably satisfactory to the Joint Lead Arrangers; (xi) the Joint Lead Arrangers shall have received reasonably satisfactory evidence that the ratio of the remainder of (A)

$300 million minus (B) cash of the Company at the Offer Completion Date not otherwise used to finance the Offer and the Merger to pro forma EBITDA of the Purchaser and its subsidiaries calculated in accordance with Regulation S-X under the Securities Act after giving effect to the Offer and the Merger for the trailing four quarters ended immediately prior to the Offer Completion Date for which financial statements are available was not greater than 4.76:1.0; (xii) the lenders shall be reasonably satisfied that the Merger, the borrowings under the Facilities and the issuance of the Senior Notes and the other transactions contemplated by the Commitment Letter shall be in full compliance with all legal requirements, and that all necessary governmental and material third party approvals in connection with such financings, the Offer and the Merger shall have been obtained and remain in effect; (xiii) prior to or concurrently with the Initial Borrowings under the Bank Facility, the Company shall have received gross proceeds (not subject to escrow) from the issuance and sale of the Senior Notes and/or from borrowings under the Bridge Facility sufficient to finance the purchase of all the shares of Common Stock purchased in the Offer and pay fees and expenses related thereto, and the documentation and terms of the Senior Notes and/or the Bridge Facility shall be reasonably satisfactory in form and substance to the lenders; (xiv) the lenders shall have perfected, first priority security interests in the property described above; and (xv) the Administrative Agent shall have received reasonably satisfactory title insurance policies (including such endorsements as the Administrative Agent may reasonably require), legal opinions and other customary documentation required by the Administrative Agent with respect to all owned real property of the Company and its subsidiaries subject to mortgages.

Borrowings under the Bridge Facility (the "Initial Loans") will accrue interest at a rate per annum equal to the greatest of (i) 12.5%, (ii) the then rate on 10 year U.S. Treasury Notes plus 7.5%, and (iii) the 3-month LIBOR for a corresponding, quarterly adjusted, deposit amount plus a spread (the "Spread") (which in each case will be reduced by 3.0% for as long as the proceeds from the Senior Notes and other funds held in escrow are at least $175 million). The Spread will initially be 10.5% and will increase by 0.5% every three months for as long as the Initial Loans are not repaid in full after the Offer Completion Date.

Default interest will accrue on all overdue loans or other overdue amounts payable under the Bridge Facility at a rate of 2% per annum in excess of the rate applicable to such loan or other amount, payable on demand.

On the Offer Completion Date, if less than 90% of the shares of Common Stock have been purchased in the Offer, proceeds from the Bridge Facility sufficient to pay interest on the Initial Loans through the 180th day after the Offer Completion Date, will be placed in escrow with the Administrative Agent.

The Initial Loans will mature one year following the Offer Completion Date ("Initial Loans Maturity Date") if the Merger has been consummated on or prior to the 180th day after the Offer Completion Date. If the Merger has not been consummated on or prior to the 180th day after the Offer Completion Date, all Initial Loans will mature on the 181st day after the Offer Completion Date. Additionally, the aggregate principal amount of all the Initial Loans in excess of $175 million shall become due and payable on the consummation of the Merger. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loans Maturity Date then such loan can be converted into a term loan (each, a "Term Loan"), maturing six months after the final maturity of the Bank Facility. With respect to the Initial Loans and Term Loans the lenders have the option (i) in the case of Initial Loans, at the Initial Loan Maturity Date, or
(ii) in the case of Term Loans, at any time, or from time to time, to receive notes (the "Exchange Notes") in exchange for Initial Loans or Term Loans. The Exchange Notes will bear interest at a rate equal to 16% per annum, except that interest payable on any Exchange Note in excess of 14% per annum may, at the issuer's option, be paid by issuing additional Exchange Notes. If the Purchaser has drawn under the Bridge Facility, the proceeds from the Senior Note Offering are intended to be applied to repayment of amounts drawn under the Bridge Facility.

The commitments in respect of the Bridge Facility are contingent upon the negotiation and execution of definitive financing agreements on terms reasonably satisfactory to UBS, CFSB and CIBC and Parent. The definitive documentation relating to the Bridge Facility is expected to contain customary representations and warranties, covenants, requirements for mandatory prepayment, events of default and conditions. Parent has agreed to pay certain expenses of, and provide customary indemnities for each of the Joint Lead Arrangers. Set forth below is a summary of the material conditions to the Bridge Facility: (i) the terms of the equity financing, the Senior Note Offering, the Offer or the Merger shall not have been changed from those described in the Commitment Letter and the term sheets attached thereto in any material respect; (ii) the transactions contemplated by the Commitment Letter and the related financing (including borrowings under the Facilities) shall be in full compliance with all applicable legal requirements, including without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System; (iii) no change shall have occurred and no additional information shall have been disclosed to or discovered by UBS, UBS Warburg, CSFB, CIBC or CIBC World Markets (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which has resulted in or would reasonably be expected to result in a material adverse change with respect to the Company; (iv) in the sole reasonable judgment of the Joint Lead Arrangers, no material adverse change or material disruption shall have occurred in the financial, banking or capital markets generally after the date of the Commitment Letter, which has had or could reasonably be expected to have a material adverse effect on the syndication of any portion of the Facilities or the marketing of the Senior Notes; (v) on the Offer Completion Date, the Purchaser shall have accepted for purchase not less than the number of shares of Common Stock required to satisfy the Minimum Condition pursuant to the Offer and such shares of Common Stock shall have been purchased concurrently with the initial funding, and all other aspects of the Offer shall have been consummated pursuant to the definitive documentation related to the Offer and the Merger; (vi) the Offer shall not be subject to any injunction or similar order and shall be consummated in accordance with all applicable law; (vii) appropriate filings shall have been made by all necessary parties under the HSR Act, and the HSR Condition shall have been satisfied; (viii) there shall have been tendered and not withdrawn such aggregate principal amount of the Notes sufficient to eliminate all material covenants and related defaults in the indenture governing the Notes pursuant to the Debt Tender Offer reasonably satisfactory to the Joint Lead Arrangers, and the Company shall have accepted the Notes pursuant to the Debt Tender Offer and the Company and the trustee under the indenture governing the Notes shall have entered into an indenture supplemental thereto affecting the elimination of the aforementioned covenants and events of default, and to the extent that more than $5 million of Notes remain outstanding after the consummation of the Debt Tender Offer, the Purchaser shall have defeased (or shall contemporaneously defease) the remaining Notes pursuant to the indenture governing such notes such that not more than $5 million of Notes remain undefeased after the Offer Completion Date; (ix) the Purchaser shall have received not less than $162 million in cash from the equity financing on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers; (x) prior to or concurrently with the initial borrowings under the Bridge Facility, the Company shall have executed and delivered documentation providing for commitments of at least $165 million under the Bank Facilities of which not less than $125 million shall be drawn down on the Offer Completion Date.

The foregoing summary of each of the Facilities is based on the terms of the Commitment Letter; the terms of each of the Facilities are subject to change and subject to preparation, negotiation and completion of a definitive agreement for each of the Facilities. The description of the Facilities is qualified in its entirety by reference to the definitive agreements related to each of the Facilities.

There are currently no alternative financing arrangements in place. The Offer is conditioned upon, among other things, satisfaction or waiver of the Financing Condition.

The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the shares of Common Stock) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the shares of Common Stock will be in compliance with the margin regulations.

Based on publicly available information, Parent estimates that all of the Company's existing long-term indebtedness, approximately $75 million, is evidenced by the Notes. Parent expects the Company to undertake a tender offer and consent solicitation with respect to the Notes (the "Debt Tender Offer"). The offer consideration in the Debt Tender Offer is determined by reference to a fixed spread on the yield on a specific benchmark U.S. Treasury Note on the second business day immediately preceding the expiration date of the Debt Tender Offer. Holders of the Notes who tender Notes before April 4, 2002 (unless otherwise extended) will also receive a consent payment of $20 per $1,000 principal amount of Notes tendered. The Debt Tender Offer will expire on April 18, 2002, unless extended. The indenture governing the Notes is subject to a "change of control" provision pursuant to which any Notes outstanding after the completion of the Debt Tender Offer and the consummation of the Merger would become redeemable at an amount equal to 101% of the principal amount of the Notes at the option of the holder. Parent does not expect that such holders, if any, will elect to redeem the Notes because the redemption price is (i) less than the consideration expected to be offered in the Debt Tender Offer and (ii) less than the current market price of the Notes. The Company will defease, pursuant to the indenture governing the Notes, all Notes not tendered and purchased pursuant to the Debt Tender Offer.

10.  BACKGROUND OF THE OFFER.

In November 2001, representatives of the Financial Advisor contacted representatives of Harvest Partners, Inc. ("Harvest Partners"), an affiliate of Parent, regarding Harvest Partners' interest in pursuing an acquisition of a company in the building products industry. Harvest Partners indicated its interest in considering such a transaction. On November 28, 2001, Harvest Partners entered into a confidentiality agreement with the Company.

On November 29, 2001, Harvest Partners received a copy of a confidential information memorandum regarding the Company, together with a letter inviting Harvest Partners to provide a preliminary indication of Harvest Partners' interest in pursuing an acquisition of the Company.

During the period of November 29, 2001 through December 17, 2001, Harvest Partners conducted its preliminary due diligence investigation, consisting of a review of the confidential information memorandum and publicly available information.

On December 18, 2001, Harvest Partners delivered to the Company a written preliminary, non-binding indication of interest to acquire all outstanding shares of Common Stock subject to, among other things, a detailed due diligence review of the Company.

On January 10, 2002, Harvest Partners was invited to participate in management presentations and a more detailed due diligence review of the Company.

During the period from January 17, 2002 through February 21, 2002, representatives of Harvest Partners (i) attended presentations by the Company's senior management during which Harvest Partners' representatives engaged in discussions with the Company's representatives concerning the Company and its activities, (ii) visited certain facilities of the Company in Akron, Ohio; Ennis, Texas; Freeport, Texas; Clifton, New Jersey and El Dorado, Arkansas and
(iii) reviewed certain public and non-public information regarding the Company and its businesses supplied by the Company.

On January 28, 2002, Harvest Partners received a draft of the Merger Agreement.

On February 13, 2002, Harvest Partners was invited to submit a firm offer for the acquisition of all outstanding shares of Common Stock on March 7, 2002.

From February 26, 2002 through March 6, 2002, Harvest Partners and its representatives participated in several conference calls with representatives of the Company and its financial and legal advisors regarding specific due diligence issues.

Parent submitted a firm offer on March 7, 2002 to acquire all of the outstanding shares of the Company's Common Stock. Parent also submitted comments to the form of the Merger Agreement and a form of Tender and Voting Agreement. Parent's offer was subject to several conditions, including (a) receipt of acquisition financing on the terms set forth in the draft commitment letters provided with its offer, (b) limited confirmatory due diligence, (c) reaching understandings with certain members of the Company's management (including Michael Caporale, the chief executive officer of the Alside division of the Company and a member of the Company's Board of Directors) regarding amendments to their existing employment and severance arrangements with the Company and the treatment of their existing stock options and (d) agreements with William W. Winspear, the Company's Chairman, President and Chief Executive Officer, and Robert L. Winspear, the Company's Chief Financial Officer, regarding the terms of non-competition and non-solicitation agreements that would become effective upon completion of the Offer. The offer by Parent was also conditioned upon reaching an agreement with Mr. William W. Winspear and members of his family to tender a majority of the shares of Common Stock in the Offer, without the ability to terminate such agreement and withdraw such shares in the event the proposed Merger Agreement was terminated.

On March 11, 2002, representatives of the Financial Advisor contacted Parent to discuss its offer, to seek additional information regarding its financing commitments and to request that Parent raise its offer price and withdraw its request for the Tender and Voting Agreement. Following this discussion, Parent agreed to increase its offer to $50 per share in cash, but continued to condition its offer on Mr. Winspear and his family members agreeing to tender their shares of Common Stock into a tender offer without the ability to withdraw these shares if the Merger Agreement was terminated.

Later in the day on March 11, 2002, Jones, Day, Reavis & Pogue ("Jones Day"), the Company's counsel, contacted Parent's counsel, White & Case LLP ("White & Case"), to discuss the proposed Tender and Voting Agreement with the Winspear family members and other legal issues raised by Parent's offer. Jones Day's representative informed Parent's counsel that it would be difficult to advise the Board of Directors of the Company to accept an offer that would not permit Mr. Winspear and his family members to withdraw their shares from Parent's offer as such a circumstance might deprive the Board of Directors of the Company of a meaningful exercise of its fiduciary duties.

On the morning of March 12, 2002, representatives of Parent informed representatives of the Financial Advisor that Parent would agree to limit the Tender and Voting Agreement to those shares of Common Stock owned by Mr. Winspear and would agree to the termination rights suggested by the Company's counsel, subject to further negotiations of the termination fee and related provisions of the Merger Agreement.

Later in the day on March 12, 2002, representatives of Parent were informed that the Board of Directors of the Company had authorized management of the Company and its advisors to negotiate a definitive Merger Agreement with Parent. Later that same day, Jones Day contacted White & Case to commence negotiations of the Merger Agreement.

During the period from March 12, 2002 through March 16, 2002, the Parent and its representatives conducted its confirmatory due diligence, and Jones Day and White & Case negotiated the specific terms of the Merger Agreement.

On March 15, 2002, the Boards of Directors of the Parent and the Purchaser approved the transaction.

The Merger Agreement was executed by the Company, the Parent and the Purchaser on the evening of March 16, 2002 and publicly announced the following day.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire, directly or indirectly, as many outstanding shares of Common Stock as possible as a first step in acquiring all of the equity interests in the Company. The purpose of the Merger is for Parent to acquire all remaining shares of

Common Stock not purchased pursuant to the Offer. On consummation of the Merger, the Company will become a wholly owned subsidiary of Parent and each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (as defined below). Pursuant to the terms of the Merger Agreement, all shares of Common Stock (other than shares of Common Stock owned by the Company, any subsidiary of the Company or otherwise held in the treasury of the Company, or by Parent, the Purchaser or any other subsidiary of Parent, which will have been canceled and retired or Dissenting Shares (as defined below)) will have been converted into the right to receive the Offer Price following the consummation of the Merger. The Offer is being made pursuant to the Merger Agreement.

Under the Delaware General Corporation Law ("DGCL"), the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Unless the Merger is consummated pursuant to the "short-form" merger provisions under Section 253 of the DGCL described below (in which case no vote of Holders is required), the only remaining required corporate action of the Company is the adoption of the Merger Agreement and the approval of the Merger by vote of Holders of a majority of the outstanding shares of Common Stock. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, the Company and Holders and declared that the Offer and the Merger are advisable, (ii) approved the Offer, the Merger and the Merger Agreement,
(iii) approved the Tender Agreement for purposes of Section 203 of the DGCL, and
(iv) recommended that Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and adopt the Merger Agreement.

In the Merger Agreement, the Company has agreed to take all action necessary in accordance with the DGCL, the Exchange Act, other applicable law and the Company's certificate of incorporation and bylaws to convene a meeting of its Holders as soon as practicable after the Offer Completion Date for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by applicable law. However, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Common Stock, it will be able to consummate the Merger without a vote of Holders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary action to cause the Merger to become effective, promptly (and, in any event, within three business days) after the Offer Completion Date, without a meeting of Holders. If, however, the Purchaser does not acquire at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise and a vote of Holders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

If the Purchaser purchases a majority of the outstanding shares of Common Stock pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of shares of Common Stock following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

PLANS FOR THE COMPANY. Except as otherwise discussed in this Offer to Purchase, subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, among others, certain of the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the Offer Completion Date and the Merger and will take such further actions as it deems appropriate under the circumstances then existing including evaluating the future of the AmerCable division as part of, or separate from, the Company. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

As a result of the completion of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of shares of Common Stock acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current Holders will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, Holders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

The shares of Common Stock are currently traded on Nasdaq. Following the consummation of the Merger, the shares of Common Stock will no longer be listed on Nasdaq and the registration of the shares of Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See
Section 13 -- "Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration." It is expected that, if shares of Common Stock are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the current Board of Directors, will continue to manage the Company as an ongoing business.

Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors of the Company or the management of the Company, except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

CERTAIN AGREEMENTS.

MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE MERGER AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION
7 -- "CERTAIN INFORMATION CONCERNING THE COMPANY."

THE OFFER. The Merger Agreement contemplates the commencement of the Offer by the Purchaser to purchase all of the issued and outstanding shares of Common Stock of the Company, at a price of $50.00 per share, net to the seller in cash, and prescribes conditions to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not: (i) decrease or change the form of the Offer Price or decrease the number of shares of Common Stock sought pursuant to the Offer, (ii) amend any term of the Offer in any manner adverse to Holders, (iii) change any condition to the Offer, (iv) impose additional conditions to the Offer, (v) waive the Minimum Condition, or
(vi) extend the Expiration Date beyond the initial Expiration Date of the Offer.

As part of the Minimum Condition, the Purchaser will not be required to accept or to pay for any shares of Common Stock tendered pursuant to the Offer and may terminate the Offer, and postpone the acceptance of, and payment for, any shares of Common Stock if there will not have been validly tendered (or validly tendered but withdrawn) prior to the Expiration Date of the Offer, a number of shares that, together with any shares then owned by Parent or its subsidiaries, constitutes a majority of the outstanding shares of Common Stock, calculated on a fully diluted basis. The Purchaser may (and, at the request of the Company, will) extend the Offer (i) if on the Expiration Date all of the conditions referred to in Section 14 -- "Conditions of the Offer" have not been satisfied or waived, to satisfy the conditions referred to in Section 14 -- "Conditions of the Offer" or (ii) for any period required by the Commission; provided, however, that, without the consent of the Company, the Purchaser may not extend the Expiration Date beyond May 16, 2002. If the Minimum Condition has been satisfied and all other conditions referred to in Section
14 -- "Conditions of the Offer" have been satisfied or waived but less than 90% of the shares of Common Stock, calculated on a fully diluted basis, has been validly tendered and not withdrawn on the Expiration Date, the Purchaser will accept and purchase all of the shares of Common Stock tendered in the initial offer period and may amend the Schedule TO and notify Holders of the Purchaser's intent to provide a subsequent offering period, as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the Commission, for tender of at least 90% of the shares of Common Stock, which subsequent offering period will not exceed 10 business days. Assuming the satisfaction or waiver of the conditions referred to in Section 14 -- "Conditions of the Offer," the Purchaser will, and Parent will cause the Purchaser to, accept for payment and pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Assuming the satisfaction or waiver of the conditions referred to in Section 14 -- "Conditions of the Offer," Parent will provide to the Purchaser on a timely basis the funds necessary to purchase any shares of Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer and will be liable on a direct and primary basis for the performance by the Purchaser of its obligations under the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Company consented to the Offer and the Merger and represented and warranted that (i) its Board of Directors (at a meeting duly called and held) had (A) determined that each of the Merger Agreement, the Offer and the Merger were fair to, and in the best interests of, the Company and Holders, and declared that the Offer and the Merger were advisable, (B) approved the Offer, the Merger and the Merger Agreement in accordance with the provisions of the DGCL, (C) approved the Tender Agreement for purposes of Section 203 of the DGCL, and (D) resolved to recommend that Holders accept the Offer and tender their shares of Common Stock pursuant to the Offer and that Holders adopt the Merger Agreement and (ii) the Financial Advisor delivered to the Board of Directors of the Company its opinion to the effect that, as of the date of its opinion, the Offer Price to be received in the Offer and the Merger Consideration (as defined below) to be received in the Merger by Holders (other than Parent, the Purchaser and their respective affiliates) was fair from a financial point of view to Holders. The Company has delivered to Parent a complete and correct executed copy of the written opinion of the Financial Advisor solely for informational purposes.

COMPOSITION OF THE BOARD FOLLOWING CONSUMMATION OF THE OFFER. The Merger Agreement provides that as soon as practicable after the purchase by the Purchaser pursuant to the Offer of such number of shares of Common Stock (together with any shares of Common Stock then owned by Parent or any of its subsidiaries) as represents a majority of the outstanding shares of Common Stock (on a fully diluted basis), (i) Parent will be entitled to designate such number of directors, rounded up to the next whole number that will give Parent representation on the Board of Directors of the Company equal to at least the product of (x) the number of directors on the Board of Directors of the Company and (y) the percentage that such number of shares of Common Stock so purchased in the Offer (together with any shares of Common Stock then owned by Parent or any of its subsidiaries) bears to the aggregate number of shares of Common Stock outstanding on the date of purchase (such number being, the "Board Percentage"), and (ii) the Company will use its reasonable best efforts to cause the number of directors nominated by Parent to be appointed to the Board of Directors of the Company (including using reasonable best efforts to cause relevant directors to resign and/or increasing the size of the Board of Directors of the Company). At the request of Parent, the Company will use its reasonable best efforts to cause the number of directors nominated by Parent to constitute the Board Percentage of each committee of the Board of Directors of the Company, each Board of Directors of each subsidiary of the Company and each committee of each such Board of Directors. Notwithstanding the foregoing, at all times prior to the Effective Time, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that the Company's Board of Directors will include at least two Continuing Directors. "Continuing Directors" means at any time (i) those directors to the Company who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement, and
(ii) such additional directors of the Company who are not related to or affiliated with Parent, the Purchaser or any of their affiliates and who were designated as "Continuing Directors" for purposes of the Merger Agreement by a majority of the Continuing Directors in office at the time of such designation.

Following the election or appointment of the number of directors nominated by Parent in accordance with the terms of the Merger Agreement, any amendment or termination of the Merger Agreement, waiver of the obligations or other acts of Parent or the Purchaser or waiver of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Continuing Directors then in office.

THE MERGER. The Merger Agreement provides that on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Merger will be effected and the Purchaser will be merged with and into the Company at the Effective Time, the separate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The closing of the Merger will take place as soon as practicable following satisfaction or waiver of all the conditions contained in Section
14 -- "Conditions of the Offer" (the "Closing Date").

On the Closing Date (or on such other date as Parent and the Company may agree), Parent, the Purchaser and the Company will file with the Secretary of State of the State of Delaware a certificate of merger or, if applicable, a certificate of ownership and merger meeting the requirements of the DGCL and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective upon the filing of the applicable certificate, or at such later time as is agreed to by Parent and the Company and specified in the applicable certificate.

The Merger Agreement provides that from and after the Effective Time, (a) the directors of the Purchaser will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

THE CONSIDERATION FOR THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Common Stock or any other shares of capital stock of the Company or Parent: (i) each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;
(ii) each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company, any subsidiary of the Company or otherwise held in the treasury of the Company, or by Parent, the Purchaser or any other subsidiary of Parent will automatically be canceled and retired and will cease to exist, and no cash or other consideration will be delivered or deliverable in exchange therefor; and (iii) each share of Common Stock will be converted into the right to receive an amount equal to the Offer Price (the "Merger Consideration"), payable in cash to the holder thereof, without any interest thereon.

Notwithstanding anything in the Merger Agreement to the contrary, but only to the extent required by the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such shares of Common Stock ("Dissenting Shares") in accordance with the DGCL will not be converted into a right to receive the Merger Consideration as described in the Merger Agreement, but will only become the right to receive such consideration as may be determined to be due such holder of Dissenting Shares pursuant to Delaware law. If, after the Effective Time, any such holder fails to perfect, loses or withdraws any such right to appraisal, each share of Common Stock of such holder will be treated as a share of Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

At the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under the Incentive Plan, whether or not then exercisable (the "Options"), will, in settlement thereof, receive for each share of Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Payment for Options will be made by Surviving Corporation, subject to the terms and conditions of the Merger Agreement, as soon as practicable after the Effective Time. Upon receipt of the Option Consideration therefor, each Option will be deemed canceled. The surrender of an Option to Surviving Corporation in exchange for the Option Consideration will be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the Effective Time, the Company will take all action necessary to (i) terminate the Incentive Plan effective as of the Effective Time, and (ii) cause all outstanding Options to, effective as of the Effective Time, represent the right, upon exercise, to receive an amount in cash equal to the Option Consideration and no longer represent the right to receive, upon exercise, shares of Common Stock or any other equity securities of the Company, Parent, Surviving Corporation or any other person. Notwithstanding the foregoing, Parent and any employee of the Company may, prior to the Effective Time, agree in writing that all or a portion of the Options held by such employee will be exchanged for or converted into options to acquire equity securities of Parent in a manner to be agreed to between Parent and such employee. In such event, the Surviving Corporation will not make any payment of Option Consideration in respect of such converted or exchanged Options.

REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, (i) the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capital structure, financial statements, subsidiary, public filings, disclosure documentation, litigation, compliance with laws, consents and approvals, employee benefit matters, brokers' or finders' fees, state takeover statutes, voting requirements, insurance, titles to properties and encumbrances, taxes and the absences of any material adverse changes in the Company since December 31, 2001 and (ii) Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, their respective organization, corporate authority, consents and approvals, disclosure documentation and financing.

CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly provided for in the Merger Agreement, during the period commencing on the date of the Merger Agreement and ending on the earliest of (a) such time as the number of directors nominated by Parent will comprise a majority of the members of the Board of Directors of the Company, (b) the Effective Time, and (c) termination of the Merger Agreement pursuant to the relevant provisions contained therein, the Company and its significant subsidiary have agreed to act and carry on their respective operations only in the ordinary course of business consistent with past practice and use reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective key officers and employees and preserve the goodwill of those engaged in significant business relationships with them. To that end, without limiting the generality of the foregoing, except as expressly provided for in the Merger Agreement, the Company has agreed that it will not, without the prior written consent of
Parent:

(i) (A) declare, set aside or pay any dividends on (other than regular quarterly dividends not in excess of $.05 per share), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of clause (C), for the acquisition of shares of Common Stock from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options; (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of the Merger Agreement, (iii) amend its certificate of incorporation or bylaws (or comparable governing documents), except for any amendment required in connection with the performance by the Company or its significant subsidiary of its obligations under the Merger Agreement; (iv) acquire, make any investment in, or make any capital contributions to, any person or entity other than in the ordinary course of business; (v) transfer, sell, lease, license, guarantee, mortgage, pledge or otherwise dispose or encumber any of its properties or assets that are material to its business, except in the ordinary course of business consistent with past practice, or otherwise in accordance with the transactions contemplated by the Merger Agreement; (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than borrowings under existing credit facilities (or extension of such credit facilities) described in reports filed with the Commission prior to the date of the Merger Agreement ("Filed Reports") or otherwise in accordance with the transactions contemplated by the Merger Agreement, including the Facilities, or (B) make any loans or advances to any other person or entity, other than routine advances to employees consistent with past practice; (vii) grant or agree to grant to any officer of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Benefit Plans (as defined below), except as may be required under existing agreements or by law or pursuant to the normal severance policies or practices of the Company as in effect on the date of the Merger Agreement, or increases in salary or wages payable or to become payable in the ordinary course of business or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except in the ordinary course of business; (viii) (A) enter into or amend any employment, consulting, severance or similar agreement with any individual other than in the ordinary course of business, except with respect to new hires of non-officer employees in the ordinary course of business or (B) amend any noncompetition or nonsolicitation agreement with any officer of the Company; (ix) enter into any agreement that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business;
(x) sell, pledge or dispose of any stock or other equity interest owned by it to any other person; (xi) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its significant subsidiary in excess of, $250,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its significant subsidiary in excess of, $1,000,000, in the aggregate, other than in accordance with the capital expenditure budgets of the Company; (xii) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person, or otherwise acquire any assets of any person (other than the purchase of assets in the ordinary course of business and consistent with past practice or as contemplated by the Merger Agreement); (xiii) agree to the settlement of or waive any material claim or litigation, except in the ordinary course of business; (xiv) make any change in any tax practice material to the Company and its subsidiaries, taken as a whole, except as required by applicable law; (xv)
except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting; (xvi) adopt or enter into a plan of complete or partial
                                        37
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liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal (as defined below), except as expressly permitted in the Merger Agreement; (xvii) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, option, insurance or other compensation or benefits other than pursuant to the terms of any such arrangements in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement or as a result of the transactions contemplated by the Merger Agreement; (xviii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice, (B) of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Filed Reports, or (C) of the Notes as contemplated by the Merger Agreement; (xix) enter into any contract that, had it been entered into prior to the date of the Merger Agreement, would have constituted a material contract (other than as otherwise contemplated by the Merger Agreement), or materially modify, amend or terminate any material contract or waive any of its material rights or claims under a material contract, except in each case in the ordinary course of business consistent with past practice; (xx) other than as disclosed in the Filed Reports, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than routine employee terminations; (xxi) take any action, engage in any transaction or enter into any agreement which would cause (A) any of the representations or warranties set forth in the Merger Agreement that are subject to, or qualified by, a "Material Adverse Effect" or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any material respect, or (B) any of the conditions to the Offer set forth in Section 14 -- "Conditions of the Offer" not being satisfied; (xxii) take any action, including the adoption of any stockholder rights plan, which would, directly or indirectly, restrict or impair the ability of Parent to vote or otherwise to exercise the rights and receive the benefits of a Holder with respect to shares of Common Stock that may be acquired or controlled by Parent or the Purchaser, or which would permit any Holder to acquire securities of the Company on a basis not available to Parent or the Purchaser if Parent or the Purchaser were to acquire any shares of Common Stock; or (xxiii) authorize any of, or commit or agree to take any of, the foregoing actions.

SPECIAL MEETING. As soon as practicable following the consummation of the Offer, if required by applicable law to consummate the Merger, the Company has agreed to take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and bylaws to convene and hold a meeting of the stockholders of the Company (the "Stockholders Meeting") and the Company has agreed to submit the Merger Agreement at such meeting, for the purpose of considering and voting upon the Merger Agreement and to solicit proxies pursuant to a proxy statement in connection therewith. Subject to the terms of the Merger Agreement, the Board of Directors of the Company has agreed to recommend that the holders of Common Stock vote in favor of the adoption of the Merger Agreement at the Stockholders Meeting and to cause such recommendation to be included in the relevant proxy statement. Parent and the Purchaser have agreed to cause all of the shares of Common Stock owned by them and any of their affiliates to be voted in favor of the adoption of the Merger Agreement.

ACCESS TO INFORMATION/CONFIDENTIALITY. In the Merger Agreement the Company has agreed to afford to Parent, its financing sources and its officers, employees, counsel, advisors and other representatives reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice during the period prior to the Effective Time to all of the Company's properties, books, contracts, commitments, tax returns, personnel and records and, during such period, and to furnish as promptly as practicable to such persons such information concerning the Company's businesses, properties, financial condition, operations and personnel as such persons may from time to time reasonably request. Except as required by law, Parent, the Purchaser and the Company have each agreed to hold, and will cause its respective directors, officers, employees, accountants, counsel, financing sources, advisors and other representatives and affiliates to hold, any non-public information obtained from the other in confidence to the extent required by, and in accordance with the provisions of, the letter agreement, dated November 28, 2001, between Harvest Partners and the Company (the "Confidentiality Agreement") as if Parent and Purchaser were originally a party to the letter agreement.

EFFORTS TO CONSUMMATE. On the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the satisfaction of the covenants set forth in the Merger Agreement and the conditions referred to in
Section 14 -- "Conditions of the Offer"; provided, however, that the Company will not be required to nor will it take any action otherwise prohibited by the Merger Agreement without first obtaining the written approval of Parent, which approval will not be unreasonably withheld or delayed.

ACQUISITION PROPOSALS. As required by the Merger Agreement, the Company and its subsidiaries will, and the Company will use its reasonable best efforts to cause each of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents immediately to, cease any discussions or negotiations with any person or "group" (as defined in the Exchange Act) and their respective directors, officers, employees, representatives, financing sources and agents other than Parent, the Purchaser, Harvest Partners or any of their affiliates and their respective directors, officers, employees, representatives, financing sources and agents (a "Third Party") that may be ongoing as of the date of the Merger Agreement with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal or offer (including, without limitation, any public proposal to stockholders of the Company) from any Third Party relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or 10% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or (iv) any other transaction (other than any transaction contemplated by the Merger Agreement or the Tender Agreement, including the Transaction Financing) the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger. As required by the Merger Agreement, the Company and its subsidiaries will not take, and the Company will use its reasonable best efforts to cause its representatives not to take, any action (i) to solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information to, any Third Party in connection with any Acquisition Proposal, or (iv) to grant any waiver or release under, or amend, any standstill, confidentiality or similar agreement entered into by or on behalf of the Company; provided, however, that, in response to a written Acquisition Proposal that did not result from a breach of the Merger Agreement, the Company may (x) request clarifications from (but not enter into negotiations with or furnish nonpublic information to) any Third Party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is a Superior Proposal (as defined below), or (y) participate in discussions and negotiations with, request clarifications from, or furnish nonpublic information to, any Third Party which makes such written Acquisition Proposal if

(A) such action is taken subject to a confidentiality agreement with terms not more favorable to such Third Party than the terms of the Confidentiality Agreement, (B) after consultation with outside legal counsel to the Company and a nationally recognized investment bank, a majority of the members of the entire Board of Directors of the Company determines in good faith that such Acquisition Proposal is a Superior Proposal and (C) a majority of the members of the entire Board of Directors of the Company determines in good faith, after receiving advice from outside legal counsel to the Company (which may be the Company's regular outside counsel), that the taking of such action is necessary or appropriate to comply with the fiduciary duties of the Board of Directors under applicable law. The Merger Agreement obligates the Board of Directors of the Company and any committee thereof to not (i) withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation of the Offer, the Merger or the Merger Agreement (other than as a result of circumstances that would give rise to the Company's right to terminate the Merger Agreement in certain circumstances), (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) resolve to do any of the foregoing; provided that the Company may take such action if (A) the Company has complied with its obligations under certain provisions of the Merger Agreement, (B) all the conditions to the Company's right to terminate the Merger Agreement have been satisfied and (C) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated. The Merger Agreement obligates the Company to keep Parent informed of the status and material details (including amendments or proposed amendments) to any such Acquisition Proposal and keep Parent informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations (if any) with respect to any such Acquisition Proposal. The Company is required to promptly provide to Parent any non-public information concerning the Company provided to any Third Party in connection with any Acquisition Proposal which had not previously been provided to Parent. Nothing in the Merger Agreement prevents the Board of Directors of the Company from making to the stockholders of the Company any recommendation and related filings with the Commission as required by Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

"Superior Proposal" means a bona fide written offer made by a Third Party to acquire all the shares of the Common Stock pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of the Company and its subsidiaries (i) on terms which a majority of the members of the entire Board of Directors of the Company determines in good faith to have a higher value than the consideration to be received by the stockholders of the Company (in their capacity as such) than the transactions contemplated by the Merger Agreement (including as modified by Parent in accordance with the Merger Agreement), and (ii) which is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal (including, without limitation, conditions imposed by such Third Party on its obligations to consummate the transactions contemplated by such offer) and the identity of the Third Party making such proposal).

CONSENTS, APPROVALS AND FILINGS. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Agreement requires each of the parties to the Merger Agreement to (a) use its reasonable best efforts to cooperate with one another to determine which filings are required to be made prior to the Effective Time with, and which licenses, permits, consents, approvals, authorizations, qualifications and orders are required to be obtained from, Governmental Entities (as defined below) and other Third Parties as necessary for the consummations of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exchange Act, with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (c) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and Third Parties as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the Merger Agreement provides that the proper officers and directors of each party to the Merger Agreement will use their reasonable best efforts to take all such action.

EMPLOYEE BENEFIT MATTERS. With respect to employee benefit matters, the Merger Agreement provides that from and after the Effective Time, Parent will, and will cause each of its subsidiaries to, honor and provide for payment of all cash benefits under the Incentive Plan and all other Benefit Plans, all in accordance with their respective terms; provided, however, that nothing in the Merger Agreement will prevent or restrict Parent or the Surviving Corporation or their respective subsidiaries from modifying or terminating any Benefit Plan in accordance with the terms thereof, nor obligate Parent or the Surviving Corporation or their respective subsidiaries to maintain any particular plan, program, arrangement or agreement. "Benefit Plan" means each employee benefit plan and each other material benefit, severance, termination, retention, change in control, stock option, stock purchase and stock-based or compensation arrangement, plan or agreement covering employees of the Company or its significant subsidiary or to which the Company or its significant subsidiary contributes or is obligated to contribute or has any unsatisfied liability, other than any plan or arrangement mandated by law and other than a multiemployer plan as defined in Sections 3(37) and 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended. The Merger Agreement obligates Parent, for at least one year after the Effective Time, to provide (or cause to be provided) to employees of the Company and its subsidiaries (each a "Company Employee" and collectively the "Company Employees", employee benefits and compensation not materially less favorable in the aggregate than those provided under the Benefit Plans to such employees immediately prior to the Effective Time (other than stock options and other stock based compensation). To the extent that the Company Employees are included in any benefit plan of Parent or its subsidiaries, Parent has agreed that the Company Employees will receive credit under such plan for service prior to the Effective Time with the Company to the same extent such service was counted under similar Benefit Plans for purposes of eligibility (including eligibility for higher rates of matching contributions), vesting, eligibility for retirement (but not for benefit accrual), and for purposes of benefit accrual with respect to vacation, disability and severance benefits. The Merger Agreement requires that to the extent that the Company Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, no such plans will include pre-existing condition exclusions, waiting periods or actively-at-work requirements, except to the extent such provisions were applicable under the similar Benefit Plan at the Effective Time, and all such plans will provide credit for any deductibles, co-payments and out-of-pocket limits applied or made with respect to each the Company Employee in the calendar year of the Closing.

INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director or officer of the Company, and their heirs and personal representatives (the "Indemnified Parties"), against liabilities and expenses incurred in connection with any proceeding arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any proceeding which arises out of or relates to the transactions contemplated by the Merger Agreement), pursuant to, and honor the terms of, their respective indemnification agreements with the Company. Parent is obligated to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, the Company's current directors' and officers' insurance policies, if such insurance is obtainable (or policies equivalent in all material respects to those maintained by or on behalf of the Company on the date of the Merger Agreement, and having at least the same coverage and containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the

Effective Time; provided, however, that Parent and the Surviving Corporation is only obligated to obtain and maintain policies providing coverage that can be provided at an annual cost of no greater than $500,000. The Merger Agreement provides that the certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement).

DEBT TENDER OFFER; CONSENT SOLICITATION. Pursuant to the Merger Agreement, promptly following the commencement of the Offer and upon such terms as Parent may reasonably request, and at Parent's sole cost and expense, the Company will
(a) commence a cash tender offer to purchase all of the Notes as contemplated by the Debt Tender Offer and (b) solicit the consent of the holders of the Notes to, subject to the concurrent consummation of the Offer, amend the indenture under which the Notes were issued, dated as of March 1, 1998, to permit the transactions contemplated by the Merger Agreement. The Merger Agreement provides that the Company will defease all Notes not tendered pursuant to the Debt Tender Offer with funds made available by the Transaction Financing or otherwise from Parent.

FINANCING-RELATED COOPERATION. The Merger Agreement obligates Parent and the Purchaser to each comply with their respective obligations under the Commitment Letter (including, without limitation, receipt or funding of the total equity financing to be provided to Parent and the Purchaser that is contemplated by the Commitment Letter) and to use reasonable best efforts to obtain the funding contemplated by the Commitment Letter (including, if necessary, any bridge financing contemplated under the Commitment Letter). Parent and the Purchaser are required to use reasonable best efforts to enter into definitive financing agreements within 15 business days of the date of the Merger Agreement, and in any event prior to May 16, 2002 (the "Outside Date"). If the Commitment Letter is terminated by the financial institutions party thereto or such funds will not otherwise be available, Parent and the Purchaser are required to use reasonable best efforts to obtain an alternative source or sources for the Transaction Financing on terms reasonably acceptable to the Company. Parent and the Purchaser have agreed not to amend, terminate or waive any provisions of the Commitment Letter without the prior written consent of the Company if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or adversely affect the consummation of the Offer or the Merger. In addition, in connection with the obtaining of any such financing, the Company has agreed, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment, redemption or renegotiation will actually be made or consummated prior to the consummation of the Offer.

CONDITIONS TO THE MERGER. The respective obligations of Parent, Purchaser and the Company to effect the Merger is subject to the satisfaction or written waiver on or prior to the Effective Time of the following conditions: (i) Purchaser shall have made the Offer and accepted and paid for all shares of Common Stock validly tendered and not withdrawn in the Offer; provided that neither Parent nor Purchaser may invoke this condition if it is in breach of the Merger Agreement; (ii) the Merger Agreement shall have been adopted by the required vote of the stockholders of the Company, if required by the DGCL; (iii) no injunction or other legal restraint prohibiting the Merger being in effect; provided that the party invoking this condition has used its reasonable best efforts to have such restraint vacated; and (iv) no United States or State Governmental Entity shall have enacted, issued or enforced any statute, rule or regulation that prevents or prohibits the completion of the Merger or makes the completion of the Merger illegal.

TERMINATION. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company: (i) by mutual consent of Parent and the Purchaser on the one hand and the Company on the other hand; (ii) by the Company, if Parent or the Purchaser will have (A) failed to commence the Offer within five business days following the date of the Merger Agreement or (B) made any change to the Offer in contravention of the Merger Agreement; (iii) by either Parent or the Company, if the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any shares of Common Stock pursuant to the Offer; provided that the failure of the Purchaser to purchase any shares of Common Stock pursuant to the Offer will not have been caused by the failure of one or more of the conditions set forth in certain provisions of the Merger Agreement to be satisfied or waived, or the failure of the terminating party to fulfill its obligations pursuant to the Merger Agreement; (iv) by the Company in order to accept a Superior Proposal, provided that the Company has complied with certain of its obligations under the Merger Agreement; (v) by Parent, if the Board of Directors of the Company or any committee thereof shall have prior to the Offer Completion Date (a) withdrawn, modified or amended, in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation of the Offer, the Merger or the Merger Agreement (other than as a result of circumstances that would give rise to the Company's right to terminate the Merger Agreement in certain circumstances); (b) approved or recommended, or resolved to approve or recommend, any Acquisition Proposal; (c) not rejected any publicly announced Acquisition Proposal within 10 business days of the Company's receipt of such Acquisition Proposal; or (d) failed to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement within 10 business days of Parent's written request for such reaffirmation; (vi) by Parent, at any time prior to the Offer Completion Date, if the Company materially breaches any of its representations, warranties or obligations in the Merger Agreement in the manner set forth in the Merger Agreement and such breach has not been cured by the Company or waived by Parent; (vii) by the Company, at any time prior to the Offer Completion Date, if Parent or the Purchaser materially breaches any of its representations, warranties or obligations in the Merger Agreement in the manner set forth in the Merger Agreement and such breach has not been cured by Parent or waived by the Company; or (viii) by the Company, if the Transaction Financing has not been obtained by, or becomes incapable of being obtained by Parent or the Purchaser prior to, the Outside Date. Upon the termination and abandonment of the Merger Agreement by Parent or the Purchaser, on the one hand, or the Company on the other hand, written notice thereof will promptly be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will immediately become void and have no effect, subject to certain qualifications contained in the Merger Agreement.

PAYMENT OF CERTAIN FEES AND EXPENSES UPON TERMINATION. If the Merger Agreement is terminated by the Company in accordance with subsection (iv) under the subsection "Termination" hereof or by Parent in accordance with subsection
(v)(b) under the subsection "Termination" hereof, then the Company will (provided that the Merger Agreement is not then terminable by the Company in accordance with subsection (vii) under the subsection "Termination" hereof) (A) reimburse Parent in immediately available funds an amount, not in excess of $3,000,000, for the documented out-of-pocket cost, fees and expenses of Parent and the Purchaser incurred on or after the date of the Merger Agreement related to the Offer, the Merger, the Debt Tender Offer, the Merger Agreement, the Transaction Financing and the transactions contemplated thereby (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources, but specifically excluding any fees paid to Harvest Partners or any of its affiliates or the cost or expense of any employees or overhead of Parent, the Purchaser, Harvest Partners or any of their respective affiliates) (collectively, the "Parent Expenses") and (B) pay to Parent in immediately available funds an amount equal to $11,500,000 (the "Termination Fee").

If the Merger Agreement is terminated by (A) Parent in accordance with subsection (v)(a), subsection (v)(c), subsection (v)(d) or subsection (vi), then the Company will (provided that the Merger Agreement is not then terminable by the Company in accordance with subsection (vii) under the subsection "Termination" hereof) reimburse Parent in immediately available funds an amount not in excess of $3,000,000 for all Parent Expenses or (B) by Company in accordance with subsection (ii) or subsection (vii) under the subsection "Termination" hereof, then Parent and the Purchaser will

(provided that the Merger Agreement is not then terminable by Parent in accordance with paragraph (vi) under the subsection "Termination" hereof) reimburse the Company in immediately available funds an amount not in excess of $3,000,000 for the documented out-of-pocket costs, fees, and expenses of the Company incurred on or after the date of the Merger Agreement related to the Offer, the Merger, the Debt Tender Offer, the Merger Agreement and the transactions contemplated thereby (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable in connection with any litigation related to the Offer, the Merger, the Debt Tender Offer, the Merger Agreement and the transactions contemplated thereby, but specifically excluding the costs of the Company's employees and the Company's overhead).

If (A) the Merger Agreement is terminated by Parent or the Company in accordance with subsection (iii) under the subsection "Termination" hereof (and the Merger Agreement is not then terminable by the Company in accordance with subsection
(vii) under the subsection "Termination" hereof), (B) all the conditions contained in subsections (ii), (iii), (iv)(a) and (iv)(b) of Section 14 -- "Conditions of the Offer" will have been satisfied, (C) the Minimum Condition shall not have been satisfied, (D) all the conditions contained in subsections
(iv)(c) and (iv)(d) of Section 14 -- "Conditions of the Offer" will have been satisfied or waived by Parent, (E) at any time after the date of the Merger Agreement and prior to the termination of the Merger Agreement by Parent, an Acquisition Proposal with respect to the Company will have been publicly announced or otherwise publicly communicated (a "Third-Party Public Proposal") and such Third-Party Public Proposal has not been terminated or withdrawn prior to the termination of the Merger Agreement by Parent, and (F) within one year of the termination of the Merger Agreement by Parent or the Company, the Company consummates a transaction with the Third Party that made such Third-Party Public Proposal (or an affiliate thereof), the Company will pay or cause to be paid to Parent the Termination Fee (plus an amount not in excess of $3,000,000 of Parent Expenses, provided that Parent had not already been reimbursed such expenses pursuant to the Merger Agreement) promptly (and in any event within two business days) following the consummation of such transaction. Notwithstanding anything contained in the Merger Agreement to the contrary, Parent will be entitled to receive payment of only one Termination Fee under the Merger Agreement.

The Merger Agreement provides that the right of Parent to receive the payments contemplated by the Merger Agreement, and the right of the Company to receive the payments and the reimbursement obligations contemplated by the Merger Agreement, will be in lieu of (A) any liability, damages, remedy or other claim by Parent, the Purchaser and their respective affiliates, on the one hand, and the Company and its affiliates, on the other hand, in respect of the Offer, the Merger, the Transaction Financing, the Debt Tender Offer and the transactions contemplated by the Merger Agreement and (B) any other liability for a deliberate or willful breach of the Merger Agreement. Harvest Partners has agreed to make funds available to Parent and the Purchaser to satisfy up to $3,000,000 of Company Expenses and Parent's and the Purchaser's reimbursement obligations under Sections 6.10 and 6.11(b) of the Merger Agreement.

FEES AND EXPENSES. Except as provided otherwise in the Merger Agreement, whether or not the Merger is completed, the Merger Agreement provides that each party hereto will pay its own expenses incident to preparing for, entering into and carrying out the Merger and the completion of the transactions contemplated by the Merger Agreement.

TENDER AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE TENDER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TENDER AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE TENDER AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION
7 -- "CERTAIN INFORMATION CONCERNING THE COMPANY."

In connection with the execution of the Merger Agreement, Mr. William W. Winspear, who beneficially owns and is entitled to dispose of, in the aggregate, 3,097,242 shares of Common Stock

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(such shares of Common Stock, together with any other shares of Common Stock the beneficial ownership of which is acquired by Mr. Winspear during the period from and including the date of the Tender Agreement through and including the date on which the Tender Agreement is terminated, are collectively referred to as the "Subject Shares"), has entered into the Tender Agreement with Parent and the Purchaser.

TENDER OF SUBJECT SHARES. Mr. Winspear has agreed to validly tender (and not to withdraw) or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the Subject Shares not later than the fifth business day after commencement of the Offer, and, in the case of any Subject Shares acquired after March 16, 2002, not later than the second business day after acquisition thereof. Mr. Winspear has also agreed to cause the Subject Shares to remain validly tendered and not withdrawn until the Offer is terminated or has expired without the Purchaser purchasing any shares of Common Stock validly tendered in the Offer. The obligation of the Purchaser to accept for payment and pay for the Subject Shares pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement.

VOTING OF SUBJECT SHARES. Subject to the terms of the Tender Agreement, Mr. Winspear has agreed, until the termination of the Tender Agreement, to vote or cause to be voted all of the Subject Shares which Mr. Winspear has the right to vote at any meeting (or any adjournment or postponement thereof) of the stockholders of the Company, however called, to consider and vote upon the adoption of the Merger Agreement or in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of the Company, in favor of the Merger and the approval of the terms of the Merger Agreement and in favor of each of the other transactions contemplated by the Merger Agreement and the Tender Agreement and any actions required in furtherance thereof. Mr. Winspear also has agreed to vote or cause to be voted all of the Subject Shares which Mr. Winspear has the right to vote against (a) any Acquisition Proposal, (b) any transaction, agreement or action that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement or of Mr. Winspear under the Tender Agreement and (c) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or transfer of a material amount of assets of the Company and its subsidiary taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiary; and (iii) (A) any change in the capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (B) any other material change in the Company's corporate structure or business; or (C) any other action that is intended, or could reasonably be expected, to impede, materially interfere with, materially delay, materially postpone, or materially and adversely affect the Offer or the Merger and the other transactions contemplated by the Tender Agreement and the Merger Agreement or materially increase the likelihood that such transactions will not be consummated (the foregoing matters are referred to as the "Voting Matters"). Mr. Winspear has further agreed, until the termination of the Tender Agreement, not to enter into any agreement, letter of intent, agreement in principle or understanding that violates or conflicts with the Tender Agreement or the Merger Agreement.

GRANT OF PROXY. Mr. Winspear has also agreed to revoke, except for the proxy provided for in the Stockholder Agreement (as defined below), all prior proxies and has appointed Parent and any designee of Parent, and each of them individually, his proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent until the Tender Agreement is terminated with respect to all of the Subject Shares which he has the right to vote in accordance with the provisions of the Tender Agreement and to sign his name to any consent, certificate, or other document relating to the Company that the law of the State of Delaware may permit or require in connection with the Voting Matters. The proxy is coupled with an interest sufficient in law to support an irrevocable proxy and is irrevocable during the term of the Tender Agreement. For the Subject Shares as to which Mr. Winspear is the beneficial but not the record owner, Mr. Winspear has agreed to use his reasonable best efforts to cause the record owner to grant to Parent a similar proxy. Parent and the Purchaser have acknowledged that certain of the Subject Shares are bound by the terms of a Stockholders Agreement, dated as of August 19, 1993, as amended, among the Prudential Insurance Company of America, PCG Finance Company II, LLC, the Winspear Family Limited Partnership and the Company (the "Stockholders Agreement"), whereby the Company holds an irrevocable proxy on certain of the Subject Shares for the purpose of electing and removing certain directors of the Company. Parent and the Purchaser have further acknowledged that all of the obligations of the Stockholder pursuant to the Tender Agreement are subject to the obligations of the Stockholder under the Stockholders Agreement; provided that such acknowledgment shall not affect the accuracy of the representations and warranties made by the Stockholder in the Tender Agreement or the enforceability of the covenants and agreements of the Stockholder under the Tender Agreement.

REPRESENTATIONS AND WARRANTIES. Mr. Winspear has made customary representations and warranties in the Tender Agreement relating to ownership of shares of Common Stock, power and authority, execution and delivery, no conflicts, no finder's fees, and reliance by Parent. Parent and the Purchaser have made customary representations and warranties relating to due organization, authority, execution and delivery and no conflicts.

COVENANTS. Until the Tender Agreement is terminated, Mr. Winspear has agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Subject Shares, except as otherwise allowed in the Tender Agreement, (ii) grant any proxies or powers of attorney with respect to the Subject Shares, except as otherwise allowed in the Tender Agreement, (iii) deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares or (iv) take any action that would reasonably be expected to make any of its representations or warranties contained in the Tender Agreement untrue or incorrect in any material respect or have the effect of preventing or materially delaying him from performing his obligations under the Tender Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Tender Agreement. Mr. Winspear has agreed to inform Parent of the number of any additional shares of Common Stock or other securities of the Company acquired by him after March 16, 2002. The Stockholder has waived any rights of appraisal or rights to dissent from the Merger.

COVENANT AGAINST SOLICITATION OF OTHER OFFERS. Mr. Winspear has also agreed, and has agreed to use his reasonable best efforts to cause his personal representatives, consultants, investment bankers, attorneys, accountants and other agents, immediately to cease any discussions or negotiations with any third party that may be ongoing with respect to any Acquisition Proposal. Mr. Winspear has also agreed not to take, and to use his reasonable best efforts to cause his personal representatives, consultants, investment bankers, attorneys, accountants and other agents not to take, any action (a) to solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (b) to enter into any agreement, arrangement, or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (c) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information of the Company to any third party in connection with any Acquisition Proposal, or (d) to knowingly facilitate the making or submission of any Acquisition Proposal, except in accordance with the provisions of the Merger Agreement permitting the Company to take such actions.

CAPACITY. The covenants and agreements of Mr. Winspear are made by him in his capacity as a stockholder and not in his capacity as a director, an officer or an employee of the Company.

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

TERMINATION.  The Tender Agreement will terminate on the earliest to occur of
(a) the consummation of the purchase of all Subject Shares pursuant to the Offer; (b) the Effective Time; (c) the date the Merger Agreement is terminated in accordance with its terms; or (d) the mutual consent of Parent and the Stockholder.

NON-COMPETITION AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE NON-COMPETITION AGREEMENT, DATED AS OF MARCH 16, 2002, BETWEEN THE COMPANY AND THE STOCKHOLDER (THE "NON-COMPETITION AGREEMENT").

In connection with the execution of the Merger Agreement, Mr. Winspear, who is the Chairman, President and Chief Executive Officer of the Company, has entered into the Non-Competition Agreement with the Company.

NON-COMPETITION. Mr. Winspear has agreed that he will not directly or indirectly own, operate, manage, control, consult with, provide services for, or in any manner engage in the building products/siding and windows business or the electrical cable manufacturing business (together, the "Lines of Business"), by himself or in association with or through any other entity, in competition with the Company within the United States for a period of three years beginning on the Offer Completion Date (the "Restricted Period").

NO SOLICITATION. Mr. Winspear has also agreed that during the Restricted Period he will not directly or indirectly (i) induce (or attempt to induce) any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, (ii) hire any person who is an employee of the Company, or (iii) induce (or attempt to induce) any customer, supplier, distributor or other person having a significant business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, or interfere with such a relationship with the intent to adversely affect the business or operations of the Company and its subsidiaries.

CONFIDENTIALITY. Mr. Winspear has agreed to use his reasonable best efforts to keep confidential all information about the business and affairs of the Company and any of its subsidiaries including, without limitation, its secrets and information about its business, financial condition, prospects, products, technology, know-how, merchandising and advertising programs and plans, and the names of its suppliers and customers, and the nature of its dealings with such suppliers and customers acquired by or disclosed to Mr. Winspear as a result of duties performed in his capacity as a director and executive officer of the Company and not to disclose such information to any other person for so long as such information is not generally known by, or accessible to, the public, or known generally by participants in the Lines of Business, except as required by law. Mr. Winspear has further agreed upon termination of employment with the Company or any of its subsidiaries promptly to return to the Company and not to retain any files, records, correspondence, memoranda, notes or other documents or property belonging to the Company or any of its subsidiaries.

NON-SOLICITATION AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE NON-SOLICITATION AGREEMENT, DATED AS OF MARCH 16, 2002, BETWEEN THE COMPANY AND ROBERT L. WINSPEAR (THE "EXECUTIVE") (THE "NON-SOLICITATION AGREEMENT").

In connection with the execution of the Merger Agreement by the Company, the Purchaser and Parent, the Executive, who is the Vice President and Chief Financial Officer of the Company, has entered into the Non-Solicitation Agreement with the Company.

NO SOLICITATION. The Executive has agreed that he will not, directly or indirectly, for a period of two years commencing on the Offer Completion Date:
(i) induce (or attempt to induce) any employee of the Company that is party to an employment or severance agreement with the Company on March 16, 2002 (a "Key Employee") or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, (ii) hire any person who is a Key Employee of the Company, or (iii) induce (or attempt to induce) any customer, supplier, distributor or other person having a significant business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, or interfere with such a relationship with the intent to adversely affect the business or operations of the Company and its subsidiaries.

CONFIDENTIALITY. The Executive has agreed to use his reasonable best efforts to keep confidential all information about the business and affairs of the Company and any of its subsidiaries including, without limitation, its secrets and information about its business, financial condition, prospects, products, technology, know-how, merchandising and advertising programs and plans, and the names of its suppliers and customers, and the nature of its dealings with such suppliers and customers acquired by or disclosed to the Executive as a result of duties performed in his capacity as an executive officer of the Company and not to disclose such information to any other person for so long as such information is not generally known by, or accessible to, the public, or known generally by participants in the Lines of Business, except as required by law. The Executive has further agreed upon termination of employment with the Company or any of its subsidiaries promptly to return to the Company and not to retain any files, records, correspondence, memoranda, notes or other documents or property belonging to the Company or any of its subsidiaries.

CONFIDENTIALITY AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED AS OF NOVEMBER 28, 2001, BETWEEN HARVEST PARTNERS AND THE COMPANY (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT CAN BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7 -- "CERTAIN INFORMATION CONCERNING THE COMPANY."

Pursuant to the Confidentiality Agreement, Harvest Partners has agreed, among other things, (i) except as required by law, to keep confidential and not to disclose any confidential or proprietary information of the Company or any information that is not generally available to the public and has been provided by the Company or its representative (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) (the "Information"), (ii) to use the Information solely for the purpose of evaluating a possible transaction with the Company, (iii) except as required by law, not to disclose to any other person the fact that the Information has been made available and (iv) not to disclose to any other person the fact that discussions relating to a possible transaction are taking place. Disclosure of the Information, however, may be made (a) to which the Company gives its prior written consent or (b) to certain of Harvest Partners' directors, officers, employees, lenders or other agents (including attorneys, accountants and financial advisors) (collectively, the "Representatives") for purposes of evaluating a possible transaction with the Company.

The Confidentiality Agreement does not apply to Information which (a) is or will be in the public domain other than as a result of a disclosure by Harvest Partners or the Representatives, (b) is or becomes available to Harvest Partners on a nonconfidential basis from a source other than the Company or its representatives, provided that Harvest Partners believes, upon reasonable inquiry, such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation.

Harvest Partners has agreed that for a period of two years commencing on November 28, 2001, it will not hire or solicit for employment any director, officer or other management employee of the Company. Harvest Partners and the Representatives have further agreed that, for a period of two years commencing on November 28, 2001, neither Harvest Partners nor the Representatives will, without the prior written consent of the Company:

          (a) propose or publicly announce or enter into any form of business combination, acquisition, restructuring, recapitalization or similar transaction relating to the Company;

          (b) acquire, offer to acquire or agree to acquire any voting securities of the Company or any subsidiary, division, successor or controlling person of the Company;

          (c) solicit proxies to vote or seek to influence any person with respect to voting of any voting securities of the Company;

          (d) participate in any election contest with respect to the Company;

          (e) participate in or encourage the formation of a partnership or group which owns or seeks to acquire beneficial ownership of any voting securities or which seeks to affect control of the Company; or

          (f) act to seek to control or influence the board of directors, management or policies of the Company.

Harvest Partners also may not, from the time it learns the Board of Directors of the Company is considering a transaction with a third party involving a merger, consolidation, material joint venture, sale of substantial assets or stock or other business combination or acquisition transaction until 18 months following the public announcement or notice to Harvest Partners of such transaction, (x) disparage the Company, any third party involved in such transaction or the transaction itself or (y) communicate with any governmental authority that has direct or indirect authority over the Company, a third party to such transaction or their respective affiliates to oppose the transaction.

PROPOSED MANAGEMENT ARRANGEMENTS. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF PROPOSED ARRANGEMENTS TO BE ENTERED INTO BETWEEN PARENT AND AN EXECUTIVE OFFICER OF THE COMPANY.

STOCK OPTIONS AND INVESTMENT OPPORTUNITY. It is expected that Mr. Caporale will enter into an agreement with Parent to convert his existing options covering shares of Common Stock into options to purchase shares of preferred and common stock of Parent with approximately the same aggregate exercise price and aggregate value, and on the same general terms and conditions, as his existing options.

Mr. Caporale would also receive new options to purchase Parent's shares of common stock at the Closing Date at a per share exercise price equal to the price per share paid at closing by Parent's other equity investors. Certain of these new options will become exercisable based on conditions relating to Mr. Caporale's continued employment with the Company and specified performance measures. These new options will have a term of 10 years, subject to earlier termination under certain circumstances.

In addition, Mr. Caporale would be entitled, at the Closing Date or within three months thereafter, to purchase Parent's shares of common and preferred stock with an aggregate value of not more than one times his annual base salary at the same price per share paid by, and on substantially the same terms as, Parent's other equity investors.

EMPLOYMENT AGREEMENT. It is expected that Mr. Caporale will amend his current employment agreement with the Company as of the Offer Completion Date. Under the terms of his amended employment agreement, Mr. Caporale will become the President and Chief Executive Officer of the Company. Mr. Caporale's amended employment agreement will provide for an initial base salary of $500,000 and an annual incentive bonus based on growth in Parent's equity value. The initial term of the amended employment agreement will be three years. On the first anniversary of the Offer Completion Date and each successive anniversary thereof, the term of the amended employment agreement will automatically extend by one year unless the Company delivers to Mr. Caporale a notice not to extend the employment term. If Mr. Caporale's employment is involuntarily terminated by the Company without cause or if Mr. Caporale resigns for good reason, he will be entitled to severance equal to his annual base salary, together with continued health and dental benefits, for the longer of the remaining employment term or two years, plus a pro rata incentive bonus for the year of termination. Mr. Caporale's employment agreement will include non-competition, non-solicitation, confidentiality and other restrictive covenants.

12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that neither the Company nor its subsidiaries will, without the prior written consent of Parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, other than regular quarterly dividends not in excess of $.05 per share, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the acquisition of shares of Common Stock from holders of stock options in full or partial payment of the exercise price payable upon the exercise of such stock options).

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES OF COMMON STOCK; EXCHANGE ACT REGISTRATION.

MARKET FOR SHARES OF COMMON STOCK. The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

STOCK QUOTATION. The shares of Common Stock are listed on Nasdaq under the symbol "SIDE" and are registered under the Exchange Act. Inclusion of the shares of Common Stock on Nasdaq is voluntary, so the Company may terminate that inclusion at any time. Parent has no intention to cause the Company to terminate the inclusion of the shares of Common Stock on Nasdaq prior to the Merger. However, depending upon the number of shares of Common Stock purchased pursuant to the Offer, the shares of Common Stock may no longer meet the standards for continued inclusion on Nasdaq. According to its published guidelines, Nasdaq would give consideration to delisting the shares of Common Stock if, among other things, the shares of Common Stock did not substantially meet one of its two standards for continued listing. Under the first standard, Nasdaq would give consideration to delisting the shares of Common Stock if (i) the number of publicly held shares of Common Stock falls below 750,000, (ii) the number of holders of round lots of shares of Common Stock falls below 400, (iii) the Company's market value of publicly held shares falls below $5 million, (iv) the minimum bid price per share of Common Stock falls below $1 and (v) the Company's stockholders' equity falls below $10 million. Under the second standard, Nasdaq would give consideration to delisting the shares of Common Stock if (i) the number of publicly held shares of Common Stock falls below 1,100,000, (ii) the number of holders of round lots of shares of Common Stock falls below 400, (iii) the Company's market value of publicly held shares falls below $15 million, (iv) the minimum bid price per share of Common Stock falls below $3 and (v) either
(a) the Company's market capitalization falls below $50 million or (b) the Company's total assets and total revenue fall below $50 million for each of the two most recently completed fiscal years or two of the last three most recently completed fiscal years. Shares of Common Stock held by directors or officers of the Company, or their immediate families, or by any beneficial owner of more than ten percent or more of the shares of Common Stock ordinarily will not be considered as being publicly held for this purpose.

If Nasdaq were to delist the shares of Common Stock, it is possible that the shares of Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. However, the extent of the public market for shares of Common Stock and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the shares of Common Stock remaining at such time, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act and other factors. Neither Parent nor the Purchaser can predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.

EXCHANGE ACT REGISTRATION. The shares of Common Stock are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the shares of Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

If registration of the shares of Common Stock is not terminated prior to the Merger, then the shares of Common Stock will be delisted from all stock exchanges and the registration of the shares of Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

MARGIN REGULATIONS. The shares of Common Stock are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the shares of Common Stock will cease to be "margin securities" if registration of the shares of Common Stock under the Exchange Act is terminated.

14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after expiration or termination of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer, and, subject to the terms of the Merger Agreement, may terminate the Offer and may postpone the acceptance of, and payment for, any shares of Common Stock if (i) the Minimum Condition shall not have been satisfied, (ii) the HSR Condition shall not have been satisfied, (iii) the Financing Condition shall not have been satisfied (see Section 9 -- "Source and Amount of Funds" for a summary of the conditions to the completion of the financing), or (iv) if at any time on or after the date of the Merger Agreement, any of the following events shall have occurred and be continuing:

          (a) any United States or state Governmental Entity (as defined below) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by Parent of all or any material portion of the business or assets of the Company taken as a whole, or (iii) imposes material limitations on the ability of Parent, the Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any shares of Common Stock, including without limitation the right to vote any shares of Common Stock acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including without limitation the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

          (b) the Merger Agreement shall have been terminated in accordance with its terms;

          (c) either of the following shall fail to be true:

             (i) the representations and warranties of the Company contained in the Merger Agreement that are qualified by materiality shall be true and correct as of such Expiration Date (except for those representations and warranties that speak as of an earlier date, which shall be true and correct as of such earlier date) and the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall be true and correct in all material respects as of such Expiration Date (except for those representations and warranties that speak as of an earlier date, which shall be true and correct in all material respects as of such earlier date), except for changes permitted by the Merger Agreement, and except, in the case of all breaches, where such breach would not have, individually or in the aggregate, a Material Adverse Effect;

             (ii) the covenants of the Company set forth in the Merger Agreement to be performed on or before such Expiration Date shall have been performed in all material respects; or

          (d) any Material Adverse Effect;

which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

"Governmental Entity" means any domestic or foreign governmental agency or regulatory authority.

"Material Adverse Effect" means a material adverse effect on (i) the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement or (ii) the assets, liabilities (actual or contingent), financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole, excluding any change or development resulting from or arising in connection with
(A) economic, financial market, regulatory or political conditions generally or generally affecting the principal markets in which Company conducts business, which in each case do not adversely affect the Company disproportionately to other companies in the building products/siding and windows industry, (B) changes affecting the building products/siding and windows industries generally which do not adversely affect the Company disproportionately to other companies in the building products/siding and window industry, (C) the Merger Agreement or any transaction contemplated by the Merger Agreement or the announcement thereof, (D) any matters disclosed in the disclosure schedules to the Merger Agreement or (E) the failure of the holders of any of the Notes to tender their Notes to the Company in the Debt Tender Offer.

The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and the Purchaser and their affiliates and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or the Purchaser, in whole or in part, from time to time in their respective sole discretion, except as otherwise provided in the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

Should the Offer be terminated pursuant to the foregoing provisions, Parent shall cause all tendered shares of Common Stock not theretofore accepted for payment to promptly be returned to the tendering stockholders.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

GENERAL. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer, the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See Section 14--"Conditions of the Offer." While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement and the transactions contemplated thereby.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by the Company in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See Section 14 -- "Conditions of the Offer."

APPRAISAL RIGHTS. No appraisal rights are available to Holders in connection with the Offer.

However, if the Merger is consummated, a Holder will have certain rights under
Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's shares of Common Stock. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their shares of Common Stock. Any judicial determination of the fair value of shares of Common Stock could be based upon considerations other than or in addition to the Offer Price and the market value of the shares of Common Stock, including asset values and the investment value of the shares of Common Stock. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by
Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the shares of Common Stock of such Holder will be converted into the merger consideration in accordance with the Merger Agreement. In general, a Holder may withdraw his demand for appraisal by delivering to the Purchaser a written notice withdrawing such demand for appraisal and accepting the Merger Consideration.

The foregoing summary of the rights of objecting Holders does not purport to be a complete statement of the procedures to be followed by Holders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

REGULATORY APPROVALS.

ANTITRUST. Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

Under the provisions of the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on March 20, 2002. (If the fifteenth calendar day is a Saturday, Sunday or legal public holiday, the waiting period is extended to the end of the next business day.) Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on April 4, 2002, which is the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day (or the following business day if such day is a Saturday, Sunday or legal public holiday) after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. If the acquisition of shares of Common Stock is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for shares of Common Stock pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section
2 -- "Acceptance for Payment and Payment for Shares of Common Stock." Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the HSR Act, except by court order or with consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

The Antitrust Division and the FTC could scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares of Common Stock by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of shares of Common Stock, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares of Common Stock pursuant to the Offer or seeking divestiture of shares of Common Stock acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of shares of Common Stock by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 -- "Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer.

The Purchaser and Parent have retained UBS Warburg to be the Dealer Manager in connection with the Offer pursuant to a Dealer Manager Agreement dated as of March 22, 2002. The Dealer Manager will not receive any fees for its services but will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

In addition, the Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

The Purchaser and Parent have also retained The Bank of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

Parent estimates that the fees and expenses it will incur in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be approximately as set forth below:

Financing Fees and Expenses:                                  $13 million
Equity Sponsor Fees and Expenses:                             $ 5 million
Legal, Accounting, Consulting and other Transactional
  Advisory Fees and Expenses:                                 $ 5 million
Information Agent, Depositary, Dealer Manager, Printing and
  other Miscellaneous Fees and Expenses:                      $ 2 million

Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares of Common Stock pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. The Dealer Manager may contact stockholders regarding the Offer and may request brokers, dealers and other nominees to forward the Offer and related materials to stockholders.

Parent and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section
7 -- "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date any information is furnished or the date of this Offer to Purchase.

SIMON ACQUISITION CORP.

March 22, 2002

                                   SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SIMON ACQUISITION CORP. AND ASSOCIATED MATERIALS HOLDINGS INC.; GENERAL PARTNERS OF HARVEST PARTNERS III, L.P., HARVEST PARTNERS III BETEILIGUNGSGESELLSCHAFT BURGERLICHEN RECHTS (MIT HAFTUNGSBESCHRANKUNG), HARVEST PARTNERS IV, L.P. AND HARVEST PARTNERS IV GMBH & CO. KG; AND THE MEMBERS OF HARVEST ASSOCIATES III, LLC AND HARVEST ASSOCIATES IV, LLC

1. DIRECTORS AND EXECUTIVE OFFICERS OF SIMON ACQUISITION CORP. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Simon Acquisition Corp. The principal address of Simon Acquisition Corp. and, unless indicated below, the current business address for each individual listed below is c/o Harvest Associates III, LLC, 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Each such person is, unless indicated below, a citizen of the United States. Directors are identified by an asterisk.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Ira D. Kleinman*..........................  President of Simon Acquisition Corp. (March 15, 2002 to
(age 45)                                    present); President of Associated Materials Holdings
                                            Inc. (March 7, 2002 to present). Mr. Kleinman has been a
                                            General Partner of Harvest Partners for more than the
                                            past five years and is currently a member of Harvest
                                            Associates III, LLC and Harvest Associates IV, LLC. Mr.
                                            Kleinman also acts as a director for Global Power
                                            Equipment Group Inc.
Jonathan C. Angrist*......................  Secretary and Assistant Treasurer of Simon Acquisition
(age 31)                                    Corp. (March 15, 2002 to present); Secretary and
                                            Assistant Treasurer of Associated Materials Holdings
                                            Inc. (March 7, 2002 to present); Senior Associate of
                                            Harvest Partners (November 3, 1997 to 1999), Vice
                                            President of Harvest Partners (1999 to Present);
                                            Consultant of Sibson & Company (June 1993 to November
                                            1997). Mr. Angrist acts as a director for IRMC Holdings,
                                            Inc.
Harvey P. Mallement*......................  Treasurer and Assistant Secretary of Simon Acquisition
(age 61)                                    Corp. (March 15, 2002 to present); Treasurer and
                                            Assistant Secretary of Associated Materials Holdings
                                            Inc. (March 7, 2002 to present). Mr. Mallement has been
                                            a Managing General Partner of Harvest Partners for more
                                            than the past five years and is currently a member of
                                            Harvest Associates III, LLC and Harvest Associates IV,
                                            LLC.

2. DIRECTORS AND EXECUTIVE OFFICERS OF ASSOCIATED MATERIALS HOLDINGS INC. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of Associated Materials Holdings Inc. The principal address of Associated Materials Holdings Inc. and, unless indicated below, the current business address for each individual listed below is c/o Harvest Associates III, LLC, 280 Park Avenue, New York, New York 10017,
Telephone: (212) 599-6300. Each such person is, unless indicated below, a citizen of the United States. Directors are identified by an asterisk.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Ira D. Kleinman*..........................  President of Associated Materials Holdings Inc. (March
(age 45)                                    7, 2002 to present); President of Simon Acquisition
                                            Corp. (March 15, 2002 to present); Mr. Kleinman has been
                                            a General Partner of Harvest Partners for more than the
                                            past five years, and is currently a member of Harvest
                                            Associates III, LLC and Harvest Associates IV, LLC. Mr.
                                            Kleinman acts as a director for Global Power Equipment
                                            Group Inc.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Jonathan C. Angrist*......................  Secretary and Assistant Treasurer of Associated
(age 31)                                    Materials Holdings Inc. (March 7, 2002 to present);
                                            Secretary and Assistant Treasurer of Simon Acquisition
                                            Corp. (March 15, 2002 to present); Senior Associate of
                                            Harvest Partners (November 3, 1997 to 1999); Vice
                                            President of Harvest Partners (1999 to Present);
                                            Consultant of Sibson & Company (June 1993 to November
                                            1997). Mr. Angrist also acts as a director for IRMC
                                            Holdings, Inc.
Harvey P. Mallement*......................  Treasurer and Assistant Secretary of Associated
(age 61)                                    Materials Holdings Inc. (March 7, 2002 to present);
                                            Treasurer and Assistant Secretary of Simon Acquisition
                                            Corp. (March 15, 2002 to present); Mr. Mallement has
                                            been a Managing General Partner of Harvest Partners for
                                            more than the past five years, and is currently a member
                                            of Harvest Associates III, LLC and Harvest Associates
                                            IV, LLC.

3. GENERAL PARTNER OF HARVEST PARTNERS III, L.P. The general partner of Harvest Partners III, L.P. is Harvest Associates III, LLC. The principal address of Harvest Partners III, L.P. is c/o Harvest Associates III, LLC, 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Harvest Partners III, L.P. is a Delaware limited partnership.

4. GENERAL PARTNER OF HARVEST PARTNERS III BETEILIGUNGSGESELLSCHAFT BURGERLICHEN RECHTS (MIT HAFTUNGSBESCHRANKUNG). The general partner of Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) is Harvest Associates III, LLC. The principal address of Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) is c/o Harvest Associates III, LLC, 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) is a German limited liability partnership.

5. GENERAL PARTNER OF HARVEST PARTNERS IV, L.P. The general partner of Harvest Partners IV, L.P. is Harvest Associates IV, LLC. The principal address of Harvest Partners IV, L.P. is c/o Harvest Associates IV, LLC, 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Harvest Partners IV, L.P. is a Delaware limited partnership.

6. GENERAL PARTNER OF HARVEST PARTNERS IV GMBH & CO. KG. The general partner of Harvest Partners IV GmbH & Co. KG is Harvest Associates IV, LLC. The principal address of Harvest Partners IV GmbH & Co. KG is c/o Harvest Associates IV, LLC, 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Harvest Partners IV GmbH & Co. KG is a German limited liability partnership.

7. MEMBERS OF HARVEST ASSOCIATES III, LLC. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of Harvest Associates III, LLC, which is the general partner of Harvest Partners III, L.P. and Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung). The principal address of Harvest Associates III, LLC and, unless indicated below, the current business address for each individual listed below is 280 Park Avenue, New York,

New York 10017, Telephone: (212) 599-6300. Each such person is, unless indicated below, a citizen of the United States.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Ira D. Kleinman...........................  Mr. Kleinman is currently a member of Harvest Associates
(age 45)                                    III, LLC. He is the President of Simon Acquisition Corp.
                                            (March 15, 2002 to present); President of Associated
                                            Materials Holdings Inc. (March 7, 2002 to present). Mr.
                                            Kleinman has been a General Partner of Harvest Partners
                                            for more than the past five years and is currently a
                                            member of Harvest Associates IV, LLC. Mr. Kleinman also
                                            acts as a director for Global Power Equipment Group Inc.
Harvey P. Mallement.......................  Mr. Mallement is currently a member of Harvest
(age 61)                                    Associates III, LLC. He is the Treasurer and Assistant
                                            Secretary of Simon Acquisition Corp. (March 15, 2002 to
                                            present); Treasurer and Assistant Secretary of
                                            Associated Materials Holdings Inc. (March 7, 2002 to
                                            present); Mr. Mallement has been a Managing General
                                            Partner of Harvest Partners for more than the past five
                                            years and is currently a member of Harvest Associates
                                            IV, LLC.
Stephen Eisenstein........................  Mr. Eisenstein is currently a member of Harvest
                                            Associates III, LLC and Harvest Associates IV, LLC.
Thomas W. Arenz...........................  Mr. Arenz is currently a member of Harvest Associates
                                            III, LLC and Harvest Associates IV, LLC.
William J. Kane...........................  Mr. Kane is currently a member of Harvest Associates
(age 45)                                    III, LLC. He is an Executive Vice President of Harvest
                                            Partners (June 16, 1986 to present), and currently is a
                                            member of Harvest Partners IV, LLC. Mr. Kane also acts
                                            as a director for Taylor Medical, Inc. (1989-1995),
                                            Daniel Holdings Corp. (1993 to 1996) and Daniel Products
                                            Co., Inc (1993 to 1996), LSF Holdings, Inc. (1996 to
                                            1998), Lida Stretch Fabrics, Inc. (1996 to 1998),
                                            Communication Dynamics, Inc. and certain subsidiaries
                                            (1996 to present), Scandura Holdings, Inc. (1995 to
                                            1997), Scandura Inc. (1995 to 1997), HCS Holdings, Inc.
                                            (1998 to present), Home Care Supply, Inc. (1998 to
                                            present), IRMC Holdings, Inc. (1998 to present), and
                                            IntelliRisk Management Corp. (1998 to present).
Harvey J. Wertheim........................  Mr. Wertheim is a member of Harvest Associates III, LLC.
(age 62)                                    He is also a Managing General Partner of Harvest
                                            Partners (from April 1981 to present) and currently is a
                                            member of Harvest Partners IV, LLC. Mr. Wertheim acts as
                                            a director for IntelliRisk Management Corp.,
                                            Communication Dynamics, Inc., Lund International
                                            Holdings, Inc., Career Horizons, Inc., Symbol
                                            Technologies Inc., Lida Stretch Fabrics, Inc., Scandura
                                            Inc., OK Industries, Inc, and National Revenue Corp.

8. MEMBERS OF HARVEST ASSOCIATES IV, LLC. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of Harvest Associates IV, LLC, which is the general partner of Harvest Partners IV, L.P. and Harvest Partners IV GmbH & Co. KG. The principal address of Harvest Associates IV, LLC and, unless indicated below, the current business address for each individual listed below is 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Each such person is, unless indicated below, a citizen of the United States.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Ira D. Kleinman...........................  Mr. Kleinman is currently a member of Harvest Associates
(age 45)                                    IV, LLC. He is the President of Simon Acquisition Corp.
                                            (March 15, 2002 to present); President of Associated
                                            Materials Holdings Inc. (March 7, 2002 to present). Mr.
                                            Kleinman has been a General Partner of Harvest Partners
                                            for more than the past five years and is currently
                                            member of Harvest Associates III, LLC. Mr. Kleinman also
                                            acts as a director for Global Power Equipment Group Inc.
Harvey P. Mallement.......................  Mr. Mallement is currently a member of Harvest
(Age 61)                                    Associates IV, LLC. He is also the Treasurer and
                                            Assistant Secretary of Simon Acquisition Corp. (March
                                            15, 2002 to present); Treasurer and Assistant Secretary
                                            of Associated Materials Holdings Inc. (March 7, 2002 to
                                            present); Mr. Mallement has been a Managing General
                                            Partner of Harvest Partners for more than the past five
                                            years and is currently a member of Harvest Associates
                                            III, LLC.
Stephen Eisenstein........................  Mr. Eisenstein is currently a member of Harvest
                                            Associates IV, LLC and Harvest Associates III, LLC.
Thomas W. Arenz...........................  Mr. Arenz is currently a member of Harvest Associates
                                            IV, LLC and Harvest Associates III, LLC.
William J. Kane...........................  Mr. Kane is currently a member of Harvest Associates IV,
(age 45)                                    LLC. He is an Executive Vice President of Harvest
                                            Partners (June 16, 1986 to present), and currently a
                                            member of Harvest Partners III, LLC. Mr. Kane also acts
                                            as a director for Taylor Medical, Inc. (1989-1995),
                                            Daniel Holdings Corp. (1993 to 1996) and Daniel Products
                                            Co., Inc (1993 to 1996), LSF Holdings, Inc. (1996 to
                                            1998), Lida Stretch Fabrics, Inc. (1996 to 1998),
                                            Communication Dynamics, Inc. and certain subsidiaries
                                            (1996 to present), Scandura Holdings, Inc. (1995 to
                                            1997), Scandura Inc. (1995 to 1997), HCS Holdings, Inc.
                                            (1998 to present), Home Care Supply, Inc. (1998 to
                                            present), IRMC Holdings, Inc. (1998 to present), and
                                            IntelliRisk Management Corp. (1998 to present).
Harvey J. Wertheim........................  Mr. Wertheim is currently a member of Harvest Associates
(age 62)                                    IV, LLC. He is a Managing General Partner of Harvest
                                            Partners (from April 1981 to present), and currently a
                                            member of Harvest Associates III, LLC. Mr. Wertheim also
                                            acts as a director for IntelliRisk Management Corp.,
                                            Communication Dynamics, Inc., Lund International
                                            Holdings, Inc., Career Horizons, Inc., Symbol
                                            Technologies Inc., Lida Stretch Fabrics, Inc., Scandura
                                            Inc., OK Industries, Inc, and National Revenue Corp.

9.  NOMINEES TO THE BOARD OF DIRECTORS OF ASSOCIATED MATERIALS
INCORPORATED. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each nominee to the Board of Directors of Associated Materials Incorporated. The current business address for each individual listed below, unless indicated below, is c/o Harvest Associates III, LLC, 280 Park Avenue, New York, New York 10017, Telephone: (212) 599-6300. Each such person is, unless indicated below, a citizen of the United States.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Ira D. Kleinman...........................  President of Simon Acquisition Corp. (March 15, 2002 to
(age 45)                                    present); President of Associated Materials Holdings
                                            Inc. (March 7, 2002 to present). Mr. Kleinman has been a
                                            General Partner of Harvest Partners for more than the
                                            past five years and is currently a member of Harvest
                                            Associates III, LLC and Harvest Associates IV, LLC. Mr.
                                            Kleinman also acts as a director for Global Power
                                            Equipment Group Inc.

NAME, AGE AND CURRENT                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                       --------------------------------------------------------
Harvey P. Mallement.......................  Treasurer and Assistant Secretary of Simon Acquisition
(age 61)                                    Corp. (March 15, 2002 to present); Treasurer and
                                            Assistant Secretary of Associated Materials Holdings
                                            Inc. (March 7, 2002 to present). Mr. Mallement has been
                                            a Managing General Partner of Harvest Partners for more
                                            than the past five years and is currently a member of
                                            Harvest Associates III, LLC and Harvest Associates IV,
                                            LLC.
William J. Kane...........................  Executive Vice President of Harvest Partners (June 16,
(age 45)                                    1986 to present). He is a member of Harvest Associates
                                            III, LLC and Harvest Associates IV, LLC. Mr. Kane also
                                            acts as a director for Taylor Medical, Inc. (1989-1995),
                                            Daniel Holdings Corp. (1993 to 1996) and Daniel Products
                                            Co., Inc (1993 to 1996), LSF Holdings, Inc. (1996 to
                                            1998), Lida Stretch Fabrics, Inc. (1996 to 1998),
                                            Communication Dynamics, Inc. and certain subsidiaries
                                            (1996 to present), Scandura Holdings, Inc. (1995 to
                                            1997), Scandura Inc. (1995 to 1997), HCS Holdings, Inc.
                                            (1998 to present), Home Care Supply, Inc. (1998 to
                                            present), IRMC Holdings, Inc. (1998 to present), and
                                            IntelliRisk Management Corp. (1998 to present).
Harvey J. Wertheim........................  Managing General Partner of Harvest Partners (from April
(age 62)                                    1981 to present). He is currently a member of Harvest
                                            Associates III, LLC and Harvest Associates IV, LLC. Mr.
                                            Wertheim also acts as a director for IntelliRisk
                                            Management Corp., Communication Dynamics, Inc., Lund
                                            International Holdings, Inc., Career Horizons, Inc.,
                                            Symbol Technologies Inc., Lida Stretch Fabrics, Inc.,
                                            Scandura Inc., OK Industries, Inc, and National Revenue
                                            Corp.
Jonathan C. Angrist.......................  Secretary and Assistant Treasurer of Simon Acquisition
(age 31)                                    Corp. (March 15, 2002 to present); Secretary and
                                            Assistant Treasurer of Associated Materials Holdings
                                            Inc. (March 7, 2002 to present); Senior Associate of
                                            Harvest Partners (November 3, 1997 to 1999); Vice
                                            President of Harvest Partners (1999 to Present);
                                            Consultant of Sibson & Company (June 1993 to November
                                            1997). Mr. Angrist also acts as a director for IRMC
                                            Holdings, Inc.

10.  OWNERSHIP OF SHARES OF COMMON STOCK BY DIRECTORS AND EXECUTIVE
OFFICERS. To the best knowledge of Simon Acquisition Corp., Associated Materials Holdings Inc., Harvest Partners III, L.P., Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung), Harvest Partners IV, L.P., Harvest Partners IV GmbH & Co. KG, Harvest Associates III, LLC, and Harvest Associates IV, LLC, except for the transactions described in this Offer to Purchase, none of the persons listed on this Schedule I nor any associate or majority-owned subsidiary of any such person beneficially owns or has a right to acquire directly or indirectly any shares of Common Stock, and none of the persons listed on this Schedule I has effected any transactions in the shares of Common Stock during the past 60 days.

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

         By Mail:                     By Hand:               By Overnight Courier:          Facsimile Number:
         --------                     --------               ---------------------          -----------------
     TENDER & EXCHANGE            TENDER & EXCHANGE            TENDER & EXCHANGE       (For Eligible Institutions
        DEPARTMENT                   DEPARTMENT                   DEPARTMENT                      Only)
      P.O. Box 11248         One Wall Street, 3rd Floor      385 Rifle Camp Road,            (973) 247-4077
   Church Street Station         New York, NY 10286                5th Floor
  New York, NY 10286-1248                                   West Paterson, NJ 07424        For Confirmation of
                                                                                               Facsimile:
                                                                                             (973) 247-4075

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                         E-mail: side.info@morrowco.com
                          Call Collect (212) 754-8000
        Banks and Brokerage Firms, Please Call Toll Free: (800) 654-2468

              STOCKHOLDERS, PLEASE CALL TOLL FREE: (800) 607-0088

                      The Dealer Manager for the Offer is:

                                  UBS WARBURG
                            677 Washington Boulevard
                               Stamford, CT 06301
                                 (888) 722-9555
                                       or
                                 (203) 713-8035
                                 (203) 713-1575
                      Attn: Ralph Cimmino or David Knutson